FINANCING AGREEMENT

                         Dated as of January 6, 1998

                                   Between

                            FORELAND CORPORATION,

              EAGLE SPRINGS PRODUCTION LIMITED-LIABILITY COMPANY

                                     and

                           ENERGY INCOME FUND, L.P.






                      THIS FINANCING AGREEMENT IS TO BE
                        GOVERNED BY MASSACHUSETTS LAW




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                              TABLE OF CONTENTS
                                                                         Page No.
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FINANCING AGREEMENT..........................................................1

ARTICLE 1 - DEFINITIONS......................................................2
          1.1  Definitions.  ................................................2
          1.2  Accounting Terms.............................................14
          1.3  Petroleum Terms..............................................14
          1.4  Singular and Plural..........................................14
          1.5  Amendment of Defined Instruments.............................14

ARTICLE 2 - THE LOANS.......................................................15
          2.1  Refinancing Loan.............................................15
          2.2  Development Loan and Initial Funding.........................15
          2.3  Acquisition Loan.............................................17
          2.4  The Notes....................................................18
          2.5  Interest.....................................................18
          2.6  Interest Upon Default........................................18
          2.7  Repayment of Principal and Interest on Refinancing Loan......18
          2.8  Repayment of Principal and Interest on Development Loan......19
          2.9  Repayment of Principal and Interest on the Acquisition Loan..19
          2.10 Prepayment...................................................20
          2.11 Payment Procedure............................................20
          2.12 Overriding Royalty...........................................20
          2.13 Collateral Reevaluation......................................21
          2.14 Collateral/Indebtedness Ratio................................22

ARTICLE 3 - ADDITIONAL FINANCING RIGHT OF FIRST REFUSAL.....................23
          3.1  Additional Financing Right of First Refusal..................23
          3.2  Termination of Right of First Refusal........................24

ARTICLE 4 - SECURITY AND ASSIGNMENT.........................................25
          4.1  Collateral...................................................25
          4.2  Assignment...................................................27
          4.3  Limitation on Recourse.......................................29
          4.4  Definition of Collateral.....................................30

ARTICLE 5 - REPRESENTATIONS AND WARRANTIES OF BORROWERS.....................31
          5.1  Organization; Charter and Bylaws of Organizational Documents.31
          5.2  Authority....................................................31
          5.3  No Violation.................................................31
          5.4  Litigation...................................................31
          5.5  Financial Statements.........................................32
          5.6  Compliance with Licenses and Laws............................32
          5.7  Investments and Guaranties...................................32
          5.8  Title to Properties..........................................32
          5.9  Casualties; Taking of Properties.............................33
          5.10 ERISA........................................................33
          5.11 Environmental Liabilities....................................34
          5.12 Taxes........................................................35
          5.13 Securities Filings...........................................35
          5.14 No Event of Default..........................................36
          5.15 Investment Company Act.......................................36
          5.16 Public Utility Holding Company Act...........................36
          5.17 Location of Business and Offices.............................36
          5.18 No Misstatement..............................................36
          5.19 Foreign Person...............................................36
          5.20 Arrangements Relating to Hydrocarbons........................36
          5.21 Hydrocarbon Contracts........................................36
          5.22 No Indebtedness to Shareholders, Members, Officers,
               Directors, Managers or Affiliates............................37
          5.23 Capitalization...............................................37

ARTICLE 6 - THE CLOSINGS; CONDITIONS PRECEDENT..............................38
          6.1  Time and Place of Closings...................................38
          6.2  Conditions Precedent to the Funding of Each Loan.............38
                    (a)  Corporate Documents................................38
                    (c)  Representations and Warranties True................39
                    (d)  Compliance with Covenants..........................39
                    (e)  Absence of Event of Default........................39
                    (f)  Opinion of Borrowers' Counsel......................39
                    (g)  Financial Condition................................40
                    (h)  Asset Coverage.....................................40
                    (i)  Legal Matters......................................40
                    (j)  Access to Information; Due Diligence...............40
                    (k)  Purchasers of Production...........................40
                    (l)  Other Matters......................................41
          6.3  Conditions Precedent to Refinancing Loan Closing, the
               Development Loan Closing and the Initial Funding.............41
                    (a)  Loan Documents.....................................41
                    (b)  Bank Loan..........................................41
                    (c)  Security Instruments Recorded......................42
                    (d)  Title..............................................42
                    (e)  No Liens...........................................42
                    (f)  Initial Overriding Royalty Interests...............42
                    (g)  Transfer Orders and Letters in Lieu................42
                    (h)  Warrants...........................................42
                    (i)  Operating Agreements for Existing Properties.......42
                    (j)  AFEs...............................................42
                    (k)  Seismic Data.......................................42
          6.4  Conditions Precedent to Funding Subsequent Advances Under
               the Development Loan.........................................43
                    (a)  Development Plan and Budget........................43
                    (b)  Seismic Data.......................................43
                    (c)  Results of Prior Development.......................43
                    (d)  Secondary Overriding Royalty Interests.............43
                    (e)  Miscellaneous......................................43
          6.5  Conditions Precedent to the Acquisition Loan.................43
                    (a)  Development Plan and Budget........................43
                    (b)  Results of Prior Development.......................43
                    (c)  Purchase Agreements................................44
                    (d)  Security Instruments Recorded......................44
                    (e)  Title..............................................44
                    (f)  No Liens...........................................44
                    (g)  Transfer Orders and Letters in Lieu................44
                    (h)  AFE................................................44
                    (i)  Request for Escrow Disbursement....................44
          6.6  Conditions Precedent to Release of Funds from Escrow
               Account......................................................44
                    (a)  AFE................................................45
                    (b)  Request for Escrow Disbursement....................45

ARTICLE 7 - COVENANTS OF BORROWER...........................................46
          7.1  Punctual Payment and Performance.............................46
          7.2  Records and Accounts.........................................46
          7.3  Financial Statements, Certificates and Information...........46
          7.4  Existence; Maintenance of Collateral.........................48
          7.5  Title to Properties..........................................48
          7.6  Mineral Interests............................................48
          7.7  Contract Approval............................................49
          7.8  Insurance....................................................49
          7.9  Taxes and Other Claims.......................................49
          7.10 Securities Filings...........................................49
          7.11 Inspection of Properties and Books...........................50
          7.12 Compliance with Laws, Contracts, Licenses and Permits........50
          7.13 Litigation...................................................50
          7.14 Further Assurances...........................................50
          7.15 Notices......................................................51
          7.16 Use of Proceeds..............................................51
          7.17 Dividends, Distributions and Redemptions.....................51
          7.18 Nature of Business...........................................51
          7.19 Restrictions on Liens........................................51
          7.20 Collateral Sales.............................................51
          7.21 Sale or Discount of Receivables..............................52
          7.22 Affiliate Transactions.......................................52
          7.23 Financial Covenants..........................................52
          7.24 Key Employee.................................................53
          7.25 Preliminary Site Assessment Inspection.......................53
          7.26 Environmental Laws Compliance................................53
          7.27 Corporate Name and Address...................................54
          7.28 Mergers and Sales of Assets..................................54
          7.29 Change of Control............................................54
          7.30 Operation of Assets..........................................54
          7.31 Borrower as Operator.........................................54
          7.32 ERISA Compliance.............................................54
          7.33 Additional Information.......................................55
          7.34 No Loans or Guarantees to Officers, Directors, Managers or
               Shareholders/Partners........................................56
          7.35 Bonuses......................................................56
          7.36 G&A Budget...................................................56
          7.37 Foreclosure..................................................56
          7.38 Updates to Purchasers of Production Information..............57
          7.39 Warrants.....................................................57

ARTICLE 8 - EVENTS OF DEFAULT; ACCELERATION.................................58

ARTICLE 9 - INDEMNIFICATION.................................................61
          9.1  Environmental Indemnity......................................61
          9.2  General Indemnity............................................62

ARTICLE 10 -  EXPENSES......................................................63

ARTICLE 11 - NOTICES; MISCELLANEOUS.........................................63
          11.1 Notices......................................................63
          11.2 Miscellaneous................................................64
                    (a)  Entire Agreement...................................64
                    (b)  Governing Law......................................64
                    (c)  Headings...........................................65
                    (d)  Parties in Interest................................65
                    (e)  No Third Party Beneficiaries.......................65
                    (f)  Severability.......................................65
                    (g)  Counterparts.......................................65
                    (h)  Renewal, Extension or Rearrangement................65
                    (i)  Cumulative Rights..................................65
                    (j)  Consents, Amendments, Waivers, Etc.................65
                    (k)  Jurisdiction.......................................66
                    (l)  Waiver of Jury Trial, Punitive Damages, Etc........66
                    (m)  Waiver of Consumer Rights..........................66
                    (n)  Agent for Service..................................66

EXHIBITS....................................................................68

SCHEDULES...................................................................69
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                        FINANCING AGREEMENTAGREEMENT

          FINANCING AGREEMENT ("Agreement"), dated as of this 6th day of January 1998, by and between Foreland Corporation, a Nevada corporation ("Foreland"), Eagle Springs Production Limited-Liability Company, a Nevada limited liability company ("Eagle Springs"), (together, the "Borrowers"), and Energy Income Fund, L.P., a Delaware limited partnership ("EIF").

                               R E C I T A L S

          WHEREAS, Borrowers have requested EIF to make a loan to Borrowers described herein as the "Refinancing Loan" to refinance a loan from Colorado National Bank to Foreland;

          WHEREAS, Borrowers intend: to install a high pressure air injection system and to drill wells on its interests in the oil and gas properties located in the Eagle Springs Area as described in Exhibit A hereto (the "Eagle Springs Properties"); to conduct a three-dimensional seismic analysis of and drilling on their interests in the oil and gas properties located in the Pine Creek Area as described in Exhibit A hereto (the "Pine Creek Properties"); to drill wells on their interests in the oil and gas properties located in the Eagle Springs Area as described in Exhibit A hereto (the "Ghost Ranch Properties"); to explore and drill wells on their interests in the oil and gas properties located in the Eagle Springs Area as described in Exhibit A hereto (the "Ghost Ranch East Properties"); and to conduct a three-dimensional seismic analysis of and drilling on their interests in the oil and gas properties located in the Hay Ranch Area as described in Exhibit A hereto (the "Hay Ranch Properties") (collectively, the "Existing Properties")

          WHEREAS, Borrowers have requested EIF to consider making a further loan to Borrowers described herein as the "Development Loan" to finance certain exploration and development costs relating to the Existing Properties;

          WHEREAS, Borrowers may negotiate the purchase of certain additional undivided interests in the oil and gas properties located in Nevada and described in Exhibit B hereto, which interests are commonly known as the Barrett, the Blackburn, the Crysen, the Petro Source and the Trap Springs acquisitions (collectively, the "New Properties");

          WHEREAS, Borrowers have requested EIF to consider making a further loan to Borrowers described herein as the "Acquisition Loan" to finance a portion of the cost of acquiring the New Properties;

          WHEREAS, Borrowers have agreed to pledge all of their interests in the Eagle Springs Properties, the Ghost Ranch Properties, the Ghost Ranch East Properties and the Pine Creek Properties and the other assets and items described herein as collateral for the loans; and

          WHEREAS, EIF is willing to make the requested loans on the terms and conditions hereinafter specified;

          NOW, THEREFORE, in consideration of the premises, and other good and valuable consideration the adequacy of which is expressly acknowledged, the parties hereby agree as follows:

                                  ARTICLE 1
                                  DEFINITIONS

          1.1 Definitions. The following terms shall have the meanings set forth herein:

          "Acquisition Loan" shall mean the acquisition loan made by EIF to Borrowers pursuant to Section 2.3 of this Agreement.

          "Acquisition Loan Closing" shall mean the satisfaction of the conditions precedent to and the funding of the Acquisition Loan, as set forth in Sections 6.2 and 6.3 of this Agreement.

          "Acquisition Loan Closing Date" shall have the meaning set forth in
Section 6.1 of this Agreement.

          "Acquisition Note" shall have the meaning set forth in Section 2.4 of this Agreement.

          "Additional Loan" shall have the meaning set forth in Section 3.1(a) of this Agreement.

          "Advance Notice" shall mean, with respect to each advance to be made under the Loans, a written request from Borrowers to EIF to fund such advance setting forth the amount to be advanced and the purpose of the advance.

          "Affiliate" shall mean, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with such Person and any other Person that is an officer, director, or full time employee of such other Person.

          "AFE" shall mean, with respect to each development and acquisition project to be paid for by Borrowers with the proceeds of portions of the Development and Acquisition Loans, as more fully described in Sections 2.2 and
2.3 of this Agreement, a document that is referred to as the Authority for Expenditure. Such document must have received all required approvals of the participating working interest owners as required by any applicable operating agreement relating to the property to be developed or acquired.

          "Agreement" shall mean this Financing Agreement, including all exhibits and schedules attached hereto.

          "Bank" shall mean Colorado National Bank located in Denver, Colorado.

          "Bank Lien" shall mean those certain liens on certain of the Existing Properties securing the Bank Loans.

          "Bank Loans" shall mean that certain Promissory Note dated November 13, 1996 in the original principal amount of Ten Million Dollars ($10,000,000) made by Borrowers to the Bank, and secured by a Mortgage, Security Agreement, Assignment, Financing Statement and Fixture Filing dated November 13, 1996, covering certain of the Existing Properties located in Nye County, Nevada.

          "Bank Loans Financing" shall have the meaning set forth in Section 2.1 of this Agreement.

          "Borrower" shall mean either of Foreland or Eagle Springs.

          "Borrowers" shall mean Foreland and Eagle Springs.

          "Business Day" shall mean any day on which national banking institutions in Massachusetts are open for the transaction of banking business.

          "Change of Control" shall mean any transaction that results in, or as a consequence of which, the power to direct the management or policies, whether through ownership of voting securities, by merger, by agreement, or otherwise of Borrower, or Borrower is acquired directly or indirectly by any Person ("Acquiring Person"), or by any group of which such Acquiring Person is a member. For purposes of this definition, the term "group" has the meaning ascribed thereto under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended. Without limiting the generality of the foregoing, the power to direct the management or policies of Borrowers shall be deemed to include any transaction whereby

               (A) any such Acquiring Person or group in which such Acquiring Person is a member acquires in the aggregate beneficial ownership of more than fifty percent (50%) of the outstanding voting securities or other ownership interests carrying voting rights of Borrowers; or

               (B) any such Acquiring Person or group in which such Acquiring Person is a member acquires the right to appoint or cause to be appointed or elected a majority of the directors of Foreland.

          "Closing" shall mean any of the Refinancing Loan Closing, the Development Loan Closing or the Acquisition Loan Closing.

          "Closing Date" shall mean any of the Refinancing Loan Closing Date, the Development Loan Closing Date or the Acquisition Loan Closing Date.

          "Closing Financing" shall mean the Phase I Closing Financing.

          "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations and published interpretations thereunder. Section references to the Code and its regulations are to those provisions as in effect at the date of this Agreement, together with any subsequent provisions of the Code that amend, supplement, or replace the provisions to which reference is made.

          "Collateral" shall have the meaning set forth in Section 4.1 of this Agreement, subject to the limitation described in Section 4.4 of this Agreement.

          "Default" shall have the meaning set forth in Section 8.1 of this Agreement.

          "Default Rate" shall mean the interest rate chargeable upon default, as described in Section 2.6 of this Agreement.

          "Description of Collateral" shall mean a description of the Collateral owned at the time in question by Borrowers, containing such information as may be acceptable to EIF, and in legally sufficient form for creation of an EIF Lien thereon.

          "Development Loan" shall mean the exploration and development loan made by EIF to Borrowers pursuant to Section 2.2 of this Agreement.

          "Development Loan Closing" shall mean the satisfaction of the conditions precedent to and the funding of the first advance of the Development Loan, as set forth in Sections 6.2 and 6.3 of this Agreement.

          "Development Loan Closing Date" shall have the meaning set forth in
Section 6.1 of this Agreement.

          "Development Note" shall have the meaning set forth in Section 2.4 of this Agreement.

          "Development Plan and Budget" shall mean a quarterly development plan and budget prepared by Borrowers and approved by EIF that describes each development and acquisition project, together with the expected cost, that Borrowers desire to finance with the Development and Acquisition Loans.

          "Eagle Springs" shall mean Eagle Springs Production Limited-Liability Company, a Nevada limited liability company.

          "Eagle Springs Area" shall mean certain oil and gas properties located in Nye County, Nevada, including the Eagle Springs Field, the Ghost Ranch Field and the Ghost Ranch East Area.

          "Eagle Springs Field" shall mean certain oil and gas properties located in Nye County, Nevada.

          "Eagle Springs Properties" shall mean the Borrowers' interests in the oil and gas properties in the Eagle Springs Area as set forth on Exhibit A under the heading "Eagle Springs Properties."

          "EIF" shall mean Energy Income Fund, L.P., a Delaware limited partnership.

          "EIF Liens" shall mean Liens in favor of EIF securing the Loans.

          "Employee Benefit Plan" shall mean any deferred compensation, retirement, severance, health or other plan or program constituting an "employee benefit plan" as defined in Section 3(3) of ERISA maintained or previously maintained for employees of Borrowers or any ERISA Affiliate, or in which any such employees participate or participated, other than a Multiemployer Plan. "Employee Benefit Plan" shall include plans that would otherwise be exempted from Section 3(3) of ERISA by Department of Labor Regulation Section 2510.3-3 (as plans covering only partners or other self-employed individuals).

          "Environmental Complaint" shall mean any citation, complaint, demand, order, or notice by any person, association, entity, or governmental authority alleging, asserting or claiming that either Borrower or any of the Properties:
(i) is in material violation of applicable Environmental Laws, (ii) does not comply in all material respects with applicable Environmental Laws, or (iii) does not have or maintain all material permits, licenses, and/or approvals required under applicable Environmental Laws.

          "Environmental Laws" shall mean any one or more of the following: (i) the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendment and Reauthorization Act of 1986, 42 U.S.C. Section 9601 et seq. ("CERCLA"), (ii) the Resource Conservation and Recovery Act, as amended by the Hazardous and Solid Waste Amendment of 1984, 42 U.S.C. Section 6901 et seq. ("RCRA"), (iii) the Clean Air Act, 42 U.S.C.
Section 7401 et seq., (iv) the Federal Water Pollution Control Act, 33 U.S.C.
Section 1251 et seq., (v) the Toxic Substances Control Act, 15 U.S.C.
Section 2601 et seq., (vi) the Federal Safe Drinking Water Act, 42 U.S.C. SectionSection 300f to 300j-11, (vii) the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Section 1101 et seq., (viii) the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq., and (ix) all other foreign, federal, state, tribal and local laws (whether common or statutory), rules, regulations, consent agreements, compliance schedules, and orders directly and/or indirectly relating to public health and safety, air pollution, water pollution, noise control, wetlands, oceans, waterways, and/or the presence, use, generation, manufacture, transportation, processing, treatment, handling, discharge, release, disposal, or recovery of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or materials and/or underground storage tanks, as each of the foregoing laws, rules, regulations and orders may be amended, supplemented, and/or reauthorized from time to time.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations and published interpretations thereunder. Section references to ERISA and its regulations are to those provisions as in effect at the date of this Agreement, together with any subsequent provisions of ERISA that amend, supplement, or replace the provisions to which reference is made.

          "ERISA Affiliate" shall mean each person (as defined in Section 3(9) of ERISA) that, together with either Borrower, would be treated as a single employer under Section 4001(b) of ERISA or that would be deemed to be a member of the same "controlled group" within the meaning of Section 414(b), (c), (m), and (o) of the Code (provided, however, that when the subject of the provision is a Multiemployer Plan only subsections (b) and (c) of Section 414 shall be taken into account).

          "Escrow Account" shall mean the account into which a portion of the proceeds of the Development Loan and the Acquisition Loan is placed, as set forth in Sections 2.2(c) and 2.3(b) of this Agreement.

          "Escrow Agreement" shall mean the agreement pursuant to which a portion of the proceeds of the Development Loan and the Acquisition Loan placed in escrow and released to Borrowers, as set forth in Sections 2.2(c) and 2.3(b) of this Agreement.

          "Event of Default" shall have the meaning set forth in Section 8.1 of this Agreement.

          "Existing Properties" shall mean Borrowers' interests in the oil and gas properties described in Exhibit A.

          "Final Payment Date" shall mean January 1, 2002, the date on which the final installment of principal and interest on the Loans is due and payable.

          "Financial Statements" shall have the meaning set forth in Section 5.5 of this Agreement.

          "Foreland" shall mean Foreland Corporation, a Nevada corporation.

          "Funding" shall mean the transmittal of funds by EIF under any Loan.

          "Funding Date" shall mean the date on which any Funding occurs.

          "Ghost Ranch East Area" shall mean certain oil and gas properties located in Nye County, Nevada.

          "Ghost Ranch East Properties" shall mean the Borrowers' interests in the oil and gas properties in the Eagle Springs Area as set forth on Exhibit A under the heading "Ghost Ranch East Properties."

          "Ghost Ranch Field" shall mean certain oil and gas properties located in Nye County, Nevada.

          "Ghost Ranch Properties" shall mean the Borrowers' interests in the oil and gas properties in the Eagle Springs Area as set forth on Exhibit A under the heading "Ghost Ranch Properties."

          "Hay Ranch Area" shall mean certain oil and gas properties located in Elko and Eureka Counties, Nevada.

          "Hay Ranch Properties" shall mean the Borrowers' interests in the oil and gas properties in the Hay Ranch Area, as set forth on Exhibit A under the heading "Hay Ranch Properties," and any leasehold or other interests subsequently acquired by Borrowers adjacent or contiguous to interests in the Hay Ranch Properties (such additional interest to immediately become part of the Hay Ranch Properties).

          "Hazardous Materials" shall mean any one or more of the following substances, wastes and materials:

          (a) Any substance, waste or material defined as a "hazardous substance," "hazardous material," "hazardous waste," "pollutant," "contaminant," "toxic material," or "toxic substance," in any of the applicable Environmental Laws, or in the standards, criteria, rules and/or regulations promulgated pursuant to any of said Environmental Laws (including without limitation Hydrocarbons); and

          (b) Any substance, waste or material, the presence of which requires investigation or remediation under any Environmental Laws.

          "Hydrocarbons" shall mean oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate and all other liquid and gaseous hydrocarbons produced or to be produced in conjunction therewith, and all products, by-products and all other substances derived therefrom or the processing thereof.

          "Indebtedness" shall mean, as to any Person, all items that would, in conformity with generally accepted accounting principles, be classified as liabilities or contingent liabilities of such Person, but in any event including without limitation (a) all obligations under leases that have been, or under generally accepted accounting principles are required to be, capitalized, (b) all indebtedness endorsed (other than for collection or deposit in the ordinary course of business) or discounted with recourse, and (c) all indebtedness in effect guaranteed, directly or indirectly, by such Person.

          "Indemnified Party" shall have the meaning set forth in Section 9.1 of this Agreement.

          "Initial Funding" shall mean the Funding of the Refinancing Loan and Phase I of the Development Loan.

          "Initial Overriding Royalty Interests" shall have the meaning set forth in Section 2.12(a) of this Agreement.

          "Internal Reserve Report" shall mean a report prepared by Borrowers' internal engineers, which report shall, among other things, (a) identify the wells covered thereby, (b) specify such engineers' estimate of the total volume of reserves (the "available reserves") of Hydrocarbons (using the categories "proved developed producing reserves," "proved developed nonproducing reserves," and "proved and undeveloped reserves") attributable to the Collateral and (c) set forth such engineers' estimate with respect to the projected future rate of production of the available reserves.

          "Kate Springs Properties" shall mean Borrowers' interests in the oil and gas properties set forth on Exhibit A uner the heading "Kate Springs Properties."

          "Lien" shall mean any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute or contract, and including but not limited to the lien or security interest arising from a mortgage, deed of trust, lease, claim or right of a mechanic or materialman supplying materials or labor, encumbrance, pledge, hypothecation, assignment, conditional sale, trust receipt, deposit arrangement, charge, encumbrance, statute or other security agreement or arrangement of any kind or nature whatsoever creating in favor of any creditor a right in respect of any particular asset that is prior to the right of any other creditor in respect of such asset. The term "Lien" shall also include reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting property.

          "Loans" shall mean the loans made by EIF to Borrowers pursuant to this Agreement, including the Refinancing Loan, the Development Loan and the Acquisition Loan.

          "Loan Documents" shall mean this Agreement, the Notes, all Security Instruments, all documents creating, evidencing, and perfecting the Overriding Royalty Interests, and all other agreements, certificates, instruments, or other documents required to be executed and delivered by Borrowers under the terms of this Agreement.

          "Mineral Interests" shall mean rights, estates, titles and interests in and to oil, gas or other mineral (or any combination thereof) leases (and all extensions, amendments, ratifications and subleases thereof or thereunder) and any mineral interests, royalty and overriding royalty interests, production payment and net profits interests, mineral fee interests and rights therein, including, without limitation, any reversionary or carried interests relating to the foregoing, together with rights, titles and interests created by or arising under the terms of any unitization, communitization and pooling agreements or arrangements, pooling designations and pooling orders, and all properties, rights and interests covered thereby, whether arising by contract, by order or by operation of law, which now or hereafter include all or any part of the foregoing.

          "Multiemployer Plan" shall mean a "multiemployer plan" as defined in
Section 4001(a)(3) of ERISA.

          "New Properties" shall mean the interests in the oil and gas properties described in Exhibit B.

          "Notes" shall mean the Refinancing Note, the Development Loan Note, the Acquisition Note and any other promissory note described in this Agreement.

          "Overriding Royalty Interests" shall mean the Initial Overriding Royalty Interests and the Secondary Overriding Royalty Interests.

          "PBGC" shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA or other applicable federal law.

          "Permits" shall mean all governmental licenses, permits, certificates, orders, concessions, grants, franchises, approvals and authorizations necessary for the conduct of the business of Borrower.

          "Permitted Liens" shall mean (a) Liens to secure taxes, assessments, and other governmental charges or claims for labor, material or supplies (including but not limited to Liens granted under operating agreements) in respect of obligations not overdue, not delinquent or that are being diligently contested in good faith and by appropriate proceedings, provided that Borrower shall have set aside on its books adequate reserves therefor; (b) matters affecting title to the Collateral disclosed in Exhibit C hereto, including, but not limited to, easements and rights of way granted by Borrowers or any of Borrowers' predecessors in title to the Collateral to the extent necessary to conduct operations thereon.

          "Person" shall mean any natural person, sole proprietorship, corporation, general partnership, limited partnership, limited liability company, union, association, court, agency, government, tribunal, instrumentality, commission, arbitrator, board, bureau, or other entity or authority.

          "Phase I Closing Financing" shall have the meaning set forth in
Section 2.2(a)(i)(E) of this Agreement.

          "Phase I of the Development Loan" shall have the meaning set forth in
Section 2.2(a)(i) of this Agreement.

          "Phase I Pine Creek Drilling Financing" shall have the meaning set forth in Section 2.2(a)(i)(D) of this Agreement.

          "Phase I Pine Creek Seismic Financing" shall have the meaning set forth in Section 2.2(a)(i)(C) of this Agreement.

          "Phase I Eagle Springs Air Injection Financing" shall have the meaning set forth in Section 2.2(a)(i)(A) of this Agreement.

          "Phase I Eagle Springs Drilling Financing" shall have the meaning set forth in Section 2.2(a)(i)(B) of this Agreement.

          "Phase II Ghost Ranch Drilling Financing" shall have the meaning set forth in Section 2.2(a)(ii)(D) of this Agreement.

          "Phase II Hay Ranch Seismic Financing" shall have the meaning set forth in Section 2.2(a)(ii)(E) of this Agreement.

          "Phase II of the Development Loan" shall have the meaning set forth in
Section 2.2(a)(ii) of this Agreement.

          "Phase II Pine Creek Additional Drilling Financing" shall have the meaning set forth in Section 2.2(a)(ii)(C) of this Agreement.

          "Phase II Eagle Springs Air Injection Financing" shall have the meaning set forth in Section 2.2(a)(ii)(A) of this Agreement.

          "Phase II Eagle Springs Drilling Financing" shall have the meaning set forth in Section 2.2(a)(ii)(B) of this Agreement.

          "Phase III Hay Ranch Seismic Financing" shall have the meaning set forth in Section 2.2(a)(iii)(A) of this Agreement.

          "Phase III Hay Ranch Drilling Financing" shall have the meaning set forth in Section 2.2(a)(iii)(C) of this Agreement.

          "Phase III of the Development Loan" shall have the meaning set forth in Section 2.2(a)(iii) of this Agreement.

          "Phase III Eagle Springs Drilling Financing" shall have the meaning set forth in Section 2.2(a)(iii)(B) of this Agreement.

          "Pine Creek Area" shall mean certain oil and gas properties, located in the Pine Valley, Elko and Eureka Counties, Nevada.

          "Pine Creek Properties" shall mean the Borrowers' interests in the oil and gas properties in the Pine Creek Area, as set forth on Exhibit A under the heading "Pine Creek Properties," and any leasehold or other interests subsequently acquired by Borrowers adjacent or contiguous to interests in the Pine Creek Properties (such additional interest to immediately become part of the Pine Creek Properties).

          "Pine Valley" shall mean that certain oil and gas producing area located in Elko and Eureka Counties, Nevada within Township 28 North - Range 51 East, Township 28 North - Range 52 East, Township 29 North - Range 51 East, and Township 29 North - Range 52 East.

          "Proceeds of Runs" shall have the meaning set forth in Section 4.2 of this Agreement.

          "Prohibited Transaction" shall mean any transaction set forth in
Section 406 of ERISA or Section 4975 of the Code.

          "Properties" shall mean the Existing Properties and the New Properties, collectively.

          "Proposed Gas Contracts" shall have the meaning set forth in Section
7.7 of this Agreement.

          "Railroad Valley" shall mean that certain oil and gas producing area located in Nye County, Nevada within Township 8 North - Range 57 East and Township 9 North - Range 57 East.

          "Refinancing Loan Closing" shall mean the satisfaction of the conditions precedent to and the funding of the Refinancing Loan, as set forth in
Section 6.1(a) of this Agreement.

          "Refinancing Loan Closing Date" shall have the meaning set forth in
Section 6.1 of this Agreement.

          "Refinancing Note" shall have the meaning set forth in Section 2.4 of this Agreement.

          "Reportable Event" shall mean any event described in Section 4043(b) of ERISA with respect to an Employee Benefit Plan subject to Title IV of ERISA, other than those as to which the PBGC has waived the notice requirement.

          "Request for Escrow Disbursement" shall mean, with respect to each drawdown form the Escrow Account, a written request from Borrowers substantially in the form set forth in Exhibit L.

          "Requirement of Law" shall mean, as to any Person, the Certificate of Incorporation and By-laws or other organizational or governing documents of such Person and any law, treaty, rule or regulation, any determination of an arbitrator or a court or other governmental authority or agency, or the terms of any license, permit, certificate, authorization or other direction or requirement (including, without limitation, any of the foregoing which relate to energy regulations, drilling or production regulations, occupational, safety and health standards or controls, and Requirements under the Environmental Laws), in each case applicable to or binding upon such Person or to which any of its property is subject.

          "Reserve Report" shall mean a report prepared by Mohajir & Associates, an independent engineering firm (or such other engineering firm as is mutually agreed upon by EIF and Borrowers), on the basis of findings and data as of the last day of each calendar year and on the basis of product price assumptions equal to the trailing twelve (12) month weighted average wellhead price held flat for the life of the wells, which report shall, among other things, (a) identify the wells covered thereby, (b) specify such engineers' estimate with respect to the total volume of reserves (the "available reserves") of Hydrocarbons (using the terms or categories "proved developed producing reserves," "proved developed nonproducing reserves" and "proved and undeveloped reserves") attributable to the Collateral, (c) set forth such engineers' estimate with respect to the present worth of the projected cash flow from such reserves, and (d) set forth such engineers' estimate with respect to the projected future rate of production of the available reserves.

          "Secondary Overriding Royalty Interests" shall have the meaning set forth in Section 2.12(b) of this Agreement.

          "Security Instruments" shall mean such instruments or documents that grant EIF a Lien in the Collateral, including, but not limited to, deeds of trust or mortgages, security agreements, collateral mortgage notes, collateral mortgages, collateral assignments, subordination agreements, financing statements, waivers, and assignments.

          "Termination Event" shall mean (i) a Reportable Event; (ii) the withdrawal of either Borrower or any ERISA Affiliate from a Multiple Employer Plan during a plan year in which it was a "substantial employer," as such term is defined in Section 4001(a)(2) of ERISA, or the incurrence of liability by either Borrower or any ERISA Affiliate under Section 4064 of ERISA upon the termination of a Multiple Employer Plan; (iii) submission to a governmental authority of a request for a waiver of minimum funding standards required by ERISA or the Code, with respect to any Employee Benefit Plan; (iv) the existence or likely creation of a lien under ERISA or the Code on Borrowers or any ERISA Affiliate on account of any Employee Benefit Plan; (v) the disclosure to affected parties of a notice of intent to terminate an Employee Benefit Plan under Section 4041 of ERISA other than in a "standard termination" within the meaning of Section 4041 of ERISA; (vi) the institution of proceedings by the PBGC to terminate an Employee Benefit Plan under Section 4042 of ERISA; (vii) any other event or condition that might reasonably constitute grounds under
Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Employee Benefit Plan; (viii) the commencement or, to the knowledge of Borrowers, likely commencement of a proceeding against either Borrower or any ERISA Affiliate under Section 515 of ERISA to collect a delinquent contribution to a Multiemployer Plan; or (ix) any other event or condition reasonably indicating that either Borrower or any ERISA Affiliate will or may incur any liability (including any contingent or secondary liability) to or on account of the termination of or withdrawal from an Employee
Benefit Plan or Multiemployer Plan under Section 4062, 4063, 4064, 4201, or 4204 of ERISA.

          "UCC" shall mean the Uniform Commercial Code as adopted by the State of Nevada.

          "Unfunded Current Liability" of any Employee Benefit Plan shall mean the amount, if any, by which the present value of the accrued benefits under the plan as of the close of its most recent plan year exceeds the value, determined in accordance with Section 412 of the Code, of the plan's assets.

          "Value," when used in reference to the Collateral, shall mean the discounted present worth of the net revenues from the proved oil and gas properties (using a discount rate of 15% and the risk adjustments to different categories of proved reserves as follows: 100% of proved developed producing reserves; 70% of proved developed non-producing reserves and proved behind pipe reserves; and 50% of proved undeveloped reserves) and product price assumptions equal to the trailing twelve (12) month weighted average wellhead price held flat for the life of the wells as projected in the most recent Reserve Report. In cases where operational or cash flow history from an oil or gas property is deemed by EIF, in its sole discretion, to be insufficient to be used as the basis for valuation, Value shall be the acquisition cost of the Collateral at the most recent arms length purchase of that asset.

          "Warrant No. 1" shall mean a warrant issued by Foreland to EIF for Seven Hundred Fifty Thousand (750,000) shares of common stock of Foreland with an exercise price of Six Dollars ($6) per share.

          "Warrant No. 2" shall mean a warrant issued by Foreland to EIF for Two Hundred Fifty Thousand (250,000) shares of common stock of Foreland with an exercise price of Ten Dollars ($10) per share.

          "Warrants" shall mean Warrant No. 1 and Warrant No. 2.

          "Withdrawal Liability" shall have the meaning given such term under
Part 1 of Subtitle E of Title VI of ERISA.

          1.2 Accounting Terms. Accounting terms used herein and not otherwise defined herein shall be construed in accordance with generally accepted accounting definitions and principles consistently applied.

          1.3 Petroleum Terms. As used herein, the terms "proved reserves," "proved developed reserves," "proved developed producing reserves," "proved developed non-producing reserves" and "proved undeveloped reserves" shall have the meaning given such terms from time to time and at the time in question by the Society of Petroleum Engineers of the American Institute of Mining Engineers.

          1.4 Singular and Plural. Words used herein in the singular, where the context so permits, shall be deemed to include the plural and vice versa. The definitions of words in the singular herein shall apply to such words when used in the plural where the context so permits and vice versa.

          1.5 Amendment of Defined Instruments. Unless the context otherwise requires or unless otherwise provided herein the terms defined in this Agreement that refer to a particular agreement, instrument or document also refer to and include all renewals, extensions, modifications, amendments and restatements of such agreement, instrument or document, provided that nothing contained in this section shall be construed to authorize or commit EIF to any such renewal, extension, modification, amendment or restatement.

                                  ARTICLE 2
                                  THE LOANS

          2.1 Refinancing Loan. Subject to the terms and conditions set forth in this Agreement, EIF agrees to make a loan (the "Refinancing Loan") to Borrowers of up to Six Hundred Eighty Thousand Dollars ($680,000) to refinance the outstanding principal and accrued interest due on the Bank Loans ("Bank Loans Financing")

          2.2     Development Loan and Initial Funding.

                 (a) Subject to the terms and conditions set forth in this Agreement, EIF agrees to make a loan (the "Development Loan") to Borrowers in the principal amount of up to Thirteen Million Eight Hundred Ninety-Three Thousand Dollars ($13,893,000), for the purposes set forth below.

                      (i) The initial phase of the Development Loan ("Phase I of the Development Loan") shall consist of:

                         (A) up to One Million Seven Hundred Eighty Thousand Dollars ($1,780,000) to finance the implementation of the high pressure air injection program, including the financing of compressors and buildings, in the Eagle Springs Properties ("Phase I Eagle Springs Air Injection Financing");

                         (B) up to One Million Nine Hundred Fifty Thousand Dollars ($1,950,000) to finance the drilling and completion of three proved undeveloped wells in the Eagle Springs Properties ("Phase I Eagle Springs Drilling Financing");

                         (C) up to Three Hundred Twenty-Five Thousand Dollars ($325,000) to finance the three-dimensional seismic program on the Pine Creek Properties ("Phase I Pine Creek Seismic Financing");

                         (D) up to Five Hundred Forty Six Thousand Dollars ($546,000) to finance the drilling and completion of a well in the Pine Creek Properties based upon the evaluation of the three-dimensional seismic data ("Phase I Pine Creek Drilling Financing"); and

                         (E) up to Three Hundred Thousand Dollars ($300,000) to finance certain of EIF's costs related to the closing of the Refinancing Loan and Phase I of the Development Loan pursuant to
               Article X of this Agreement ("Phase I Closing Financing").

                    (ii) The second phase of the Development Loan ("Phase II of the Development Loan") shall consist of:

                         (A) up to Two Million Dollars ($2,000,000) to finance the purchase and installation of additional equipment, including compressors and buildings, in connection with the high pressure air injection program in the Eagle Springs Properties ("Phase II Eagle Springs Air Injection Financing");

                         (B) up to One Million Three Hundred Thousand Dollars ($1,300,000) to finance the drilling and completion of two proved undeveloped wells in the Eagle Springs Properties ("Phase II Eagle Springs Drilling Financing");

                         (C) up to One Million Ninety Two Thousand Dollars ($1,092,000) to finance the drilling and completion of two additional wells in the Pine Creek Properties ("Phase II Pine Creek Additional Drilling Financing");

                         (D) up to Eight Hundred Thousand Dollars ($800,000) to drill and complete a well in the Ghost Ranch East Properties ("Phase II Ghost Ranch Drilling Financing"); and

                         (E) up to Two Hundred Thousand Dollars ($200,000) to conduct preliminary survey and archeological work for the three-dimensional seismic program on the Hay Ranch Properties ("Phase II Hay Ranch Seismic Financing").

                    (iii) The third phase of the Development Loan (Phase III of the Development Loan") shall consist of:

                         (A) up to One Million Five Hundred Thousand Dollars ($1,500,000) to finance the three-dimensional seismic program on the Hay Ranch Properties ("Phase III Hay Ranch Seismic Financing"); and

                         (B) up to One Million Three Hundred Thousand Dollars ($1,300,000) to finance the drilling of two proved undeveloped wells in the Eagle Springs Properties ("Phase III Eagle Springs Drilling Financing");

                         (C) up to Eight Hundred Thousand Dollars ($800,000) to finance the drilling and completion of a well in the Hay Ranch Properties ("Phase III Hay Ranch Drilling Financing").

The Development Loan shall consist of advances to be made by EIF to Borrowers on or before December 31, 1998. Borrowers shall deliver an Advance Notice to EIF with respect to each requested advance of the Development Loan. Each Advance Notice shall specify the amount requested (subject to the limits set forth in this Section), which amount shall be not less than Five Hundred Thousand Dollars ($500,000) or such lesser amount as remains undisbursed under the Development Loan. Subject to satisfaction of the conditions precedent contained in this Agreement, each advance of the Development Loan shall be made within thirty (30) days of EIF's receiving an Advance Notice from Borrowers.

               (b) The Initial Funding shall be for Five Million Four Hundred Twenty-Five Thousand Two Hundred Seventy-Nine and 34/100 Dollars
($5,425,279.34) and includes the proceeds for the Bank Loans Financing, the Phase I Eagle Springs Air Injection Financing, the Phase I Eagle Springs Drilling Financing, the Phase I Pine Creek Seismic Financing, the Phase I Pine Creek Drilling Financing, and One Hundred Fifty Thousand Dollars ($150,000) of the Phase I Closing Financing. The remaining One Hundred Fifty Thousand Dollars ($150,000) of the Phase I Closing Financing shall be funded at such times and in such amounts as the parties mutually agree.

               (c) The amounts funded by EIF for the Phase I Pine Creek Drilling Financing (Five Hundred Forty-Six Thousand Dollars ($546,000)), up to One Million Three Hundred Thousand Dollars ($1,300,000) of the Phase I Eagle Springs Drilling Financing, Phase II of the Development Loan, and Phase III of the Development Loan shall be subject to the limits set forth in subsection (a) hereof and shall be deposited at the time of the related Funding into an escrow account located at Peoples Bank, Holyoke, Massachusetts (the "Escrow Account") pursuant to an escrow agreement (the "Escrow Agreement") substantially in the form set forth in Exhibit D. Disbursements of the Development Loan proceeds from the Escrow Account will be made to Borrowers in connection with the development upon satisfaction of certain conditions set forth in the Escrow Agreement, including without limitation execution of releases and other documents requested by the Escrow Agent, all in form and substance satisfactory to the Escrow Agent.

          2.3     Acquisition Loan.

               (a) Subject to the terms and conditions set forth in this Agreement, EIF agrees to make a loan (the "Acquisition Loan") to Borrowers in the principal amount of up to Two Million Three Hundred Twenty-Seven Thousand Dollars ($ 2,327,000), for the acquisition of additional producing property interests in Nevada subject to EIF's approval that the terms of those acquisitions are in form and substance satisfactory to EIF.

               (b) Certain Fundings of the Acquisition Loan are subject to the limits set forth in subsection (a) hereof and may be deposited at the time of the related Funding into the Escrow Account. Disbursements of the Acquisition Loan proceeds from the Escrow Account will be made to Borrowers in connection with the acquisitions upon satisfaction of certain conditions set forth in the Escrow Agreement, including without limitation execution of releases and other documents requested by the Escrow Agent, all in form and substance satisfactory to the Escrow Agent. Any amounts under the Acquisition Loan which are not funded by December 31, 1999 will be canceled effective December 31, 1999.

          2.4 The Notes. The Refinancing Loan shall be evidenced by the promissory note of Borrowers in substantially the form of Exhibit E hereto (the "Refinancing Note"), the Development Loan shall be evidenced by the promissory note of Borrowers in substantially the form of Exhibit F hereto (the "Development Note"), and the Acquisition Loan shall be evidenced by the promissory note of Borrowers in substantially the form of Exhibit G hereto (the "Acquisition Note"), each to be dated the date of this Financing Agreement. Every term contained in the Notes shall be deemed incorporated into this Agreement. To the extent any provision of the Notes shall be deemed to be inconsistent with the provisions of this Agreement, however, the provisions of this Agreement shall control.

          2.5    Interest.

               (a) The unpaid principal amounts advanced under the Loans, plus any accrued but unpaid interest, outstanding from time to time shall bear interest at the rate of twelve percent (12%) per annum for the actual number of days such amount is outstanding based on a 360-day year.

               (b) Nothing contained in this Agreement shall be deemed to require the payment of interest at a rate in excess of the maximum rate permitted by applicable law. In the event that the amounts required to be paid hereunder for any month exceed the maximum rate permitted by law, such amount shall be automatically reduced for such month to the maximum rate permitted by law.

          2.6 Interest Upon Default. Upon the occurrence and during the continuation of an Event of Default, any unpaid principal amount of the Loans, and any overdue interest, shall bear interest at a rate of fifteen percent (15%) per annum, computed for the actual number of days such amount is outstanding based on a 360-day year (the "Default Rate").

          2.7 Repayment of Principal and Interest on Refinancing Loan. The first payment on the funds advanced under the Refinancing Loan shall be due and payable on February 1, 1998 (the "First Interest Only Payment Date") and shall be a payment of interest only, the payment of which has accrued through such date, but not principal, such payment to be the amount of interest accrued from the date on which the Refinancing Loan is first funded until the First Interest Only Payment Date. The next eight (8) payments on the Refinancing Loan shall be made on the first Business Day of each of the eight (8) calendar months following the First Interest Only Payment Date and shall be a payment of accrued interest only and not principal. (The date on which the last of such payments is due will be hereinafter referred to as the "Last Interest Only Payment Date.") The principal amount of and the interest accrued on the Refinancing Loan shall then be repaid in thirty-nine (39) monthly installments, each payment (other than the final payment) equal to an amount set forth in a schedule to be provided to Borrowers at the Initial Funding, sufficient to amortize the principal amount of the Loan over forty-eight (48) months. Such payments will be due in arrears on the first day of each month, beginning on November 1, 1998, unless such day is not a Business Day, in which event payment shall be due on the first Business Day thereafter, with the final payment of interest and all outstanding principal due on January 1, 2002. All unpaid principal and accrued and unpaid interest shall be due and payable on the Final Payment Date.

          2.8 Repayment of Principal and Interest on Development Loan. Beginning on the first day of the calendar month following the first advance on the Development Loan (unless such day is not a Business Day, in which event payment shall be due on the first Business Day thereafter), interest and, with respect to payments due after the Last Interest Only Payment Date, principal on the Development Loan shall be repaid by Borrowers in equal monthly installments in an amount sufficient to amortize the principal amount of the Development Loan over the remaining term of the Refinancing Loan. Prior to Funding each additional advance under the Development Loan, EIF shall prepare and deliver to Borrowers a payment schedule for the Development Note cumulating payment obligations arising by reason of the additional advance so as to provide for the payment of interest and principal on all advances on an interest only basis for payments due prior to and through the Last Interest Only Payment Date, and for subsequent payments, in equal monthly installments over the period ending January 1, 2002, with all payments other than the final payment being in an amount sufficient to amortize the principal amount through September 1, 2002, and the final payment being sufficient to repay all outstanding principal and interest as of January 1, 2002. Unless Borrowers object to the payment schedule in writing prior to the Funding of the relevant advance, Borrowers shall be deemed to have accepted the payment schedule and agreed to pay to EIF the monthly installments set forth therein. EIF and Borrowers agree that, upon the Funding of the relevant advance, Borrowers authorize EIF to affix such payment schedule to the Development Note as evidence of (1) the amount of the Development Note then outstanding, and
(2) the schedule according to which Borrowers must pay principal and interest on such outstanding amount, as previously agreed to by the parties. Such payments shall be due in arrears on the first day of each month, unless such day is not a Business Day, in which event payment shall be due on the first Business Day thereafter.

          2.9 Repayment of Principal and Interest on the Acquisition Loan. Interest and principal on the Acquisition Loan shall be repaid by Borrowers pursuant to a repayment schedule to be mutually agreed upon by Borrowers and EIF, provided, however, that the Final Payment Date shall not be later than January 1, 2002. Prior to Funding each additional advance under the Acquisition Loan, EIF shall prepare and deliver to Borrowers a payment schedule for the Acquisition Note cumulating payment obligations arising by reason of the additional advance so as to provide for the payment of interest and principal on all advances in equal monthly installments over the period ending on the Final Payment Date. Unless Borrowers object to the payment schedule in writing prior to the Funding of the relevant advance, Borrowers shall be deemed to have accepted the payment schedule and agreed to pay to EIF the monthly installments set forth therein. EIF and Borrowers agree that, upon the Funding of the relevant advance, Borrowers authorize EIF to affix such payment schedule to the Acquisition Note as evidence of (1) the amount of the Acquisition Note then outstanding, and (2) the schedule according to which Borrowers must pay principal and interest on such outstanding amount, as previously agreed to by the parties. Such payments shall be due in arrears on the first day of each month, unless such day is not a Business Day, in which event payment shall be due on the first Business Day thereafter. All unpaid principal and accrued and unpaid interest shall be due and payable on the Final Payment Date.

          2.10 Prepayment. At any time, Borrowers may prepay the Loans, in full, (i) upon thirty (30) days written notice to EIF ("Notice Date") and
(ii) upon payment of a prepayment premium equal to the sum of interest payments for the Loans for the twenty-four installments next following the Notice Date as set forth on the payment schedule then in effect minus the earnings that would be received by EIF if it reinvested the principal amount of the Loans so prepaid on the date of prepayment, in United States Treasury securities having principal amounts and maturities equivalent to the monthly principal installments on the Loans for such twenty-four installments. At EIF's option, the amount of the prepayment premium shall be used within five
(5) days from the date of prepayment (i) to exercise the warrant, in whole or in part, or (ii) to reduce the aggregate Exercise Price of the Warrants, applied on a per warrant basis, by the amount of the prepayment premium.

          2.11 Payment Procedure. All cash payments made by Borrowers under the Notes or this Agreement shall be made to EIF and wired to the following account prior to 12:00 o'clock noon, Eastern time, on the date that such payment is required or permitted to be made:

               First National Bank of Boston
               ABA# 011-000-390
               Worldwide Custody/Canton
               Energy Income Fund, L.P. - Account #8420075

Borrowers shall provide EIF with notice of Borrowers' intent to wire payments into the above-mentioned account at least twenty-four (24) hours before such payments are deposited into such account. Notice to EIF shall be given by facsimile, with the notice addressed as follows:

               Michael R. Ciesla
               Energy Income Fund, L.P.
               Facsimile No.:  (413) 567-7926

Any payment received by EIF after 12:00 o'clock noon, Eastern time, on any day shall be considered for all purposes (including the calculation of interest, to the extent permitted by applicable law) as having been made on the next following Business Day. Payments shall be first applied to costs and expenses due EIF, then to accrued interest on the Notes, and then to principal.

          2.12    Overriding Royalty.

               (a) In consideration of EIF's agreement to make the Loans, Borrowers at the Refinancing Loan Closing shall assign to EIF overriding royalty interests at the royalty rate of three percent (3%) in and to the gross revenues (calculated after payment of state severance taxes) received by Borrowers from the sale of Hydrocarbons produced from Borrowers' net revenue interests in the Eagle Springs Properties, the Ghost Ranch Properties, the Ghost Ranch East Properties and the Kate Springs Properties (the "Initial Overriding Royalty Interests"). The Initial Overriding Royalty Interests shall be effective as of the first day of the month in which the Refinancing Loan closes at 7:00 a.m., local time.

               (b) In consideration of EIF's agreement to make the Loans, Borrowers shall assign to EIF overriding royalty interests at the royalty rate of one percent (1%) in and to the gross revenues (calculated after payment of state severance taxes) received by Borrowers from the sale of Hydrocarbons produced from Borrowers' net revenue interests in the Pine Creek Properties, the Hay Ranch Properties, and from wells drilled after evaluation of three-dimensional seismic data funded, in whole or in part, by EIF (the "Secondary Overriding Royalty Interests"). The Secondary Overriding Royalty Interests shall be effective as of 7:00 a.m. on the earlier to occur of the first day of the month (i) in which a three-dimensional seismic program is funded with respect to that Property, or (ii) in which EIF funded the drilling of a well on that Property.

               (c) The Overriding Royalty Interests shall be evidenced by appropriate instruments of conveyance in form and substance satisfactory to EIF and its counsel. The assignment by Borrowers to EIF of the Overriding Royalty Interests is intended to be and shall be an absolute and unconditional assignment and not merely a pledge or creation of a lien or security interest, and shall be perpetual and survive the payment or satisfaction of the Loans.

               (d) At the request of EIF, Borrowers shall execute, acknowledge and deliver transfer orders or letters in lieu thereof directing all purchasers of production to make payment to EIF of proceeds attributable to the Overriding Royalty Interests.

               (e) All proceeds received by Borrowers that shall be due to EIF shall be held by Borrowers under the terms of an express trust for the benefit of EIF, and shall be paid to EIF at the earlier of (i) for proceeds received before the twenty-fifth (25th) day of any calendar month, the first day of the calendar month following the calendar month in which those proceeds were received, and for proceeds received on or after the twenty-fifth (25th) day of any calendar month, the first day of the second calendar month following the calendar month in which those proceeds were received, or (ii) the date required by applicable law. Any amounts not paid when due shall bear, and Borrowers agree to pay, interest at the rate of fifteen percent (15%) per annum computed for the actual number of days such amount is outstanding based on a 360-day year, or the rate as provided under applicable law, whichever is higher.

          2.13 Collateral Reevaluation. It is expressly understood and agreed by and between EIF and Borrowers that EIF is lending money to Borrowers pursuant to this Agreement on the condition that Borrowers' total outstanding Indebtedness to EIF shall at no time exceed 80% of the Value of the Collateral. In the event Borrowers shall notify EIF Borrowers wish to treat appreciation in the Value of the Collateral as a portion of its equity contribution towards additional advances of the Development Loan or Acquisition Loan, EIF shall, as soon as requisite geological, geophysical and engineering data is available, review and reevaluate the Value of the Collateral. The requisite geological, geophysical and engineering data shall be compiled in a Reserve Report by an independent engineering firm mutually agreeable to Borrowers and EIF, with th cost of such Reserve Report to be paid by Borrowers. After such review and reevaluation, EIF shall determine in EIF's sole and absolute discretion whether it considers there to have been an appreciation in the Value of the Collateral that could suitably be recognized as such an equity contribution. The obligation assumed by EIF hereunder is solely to review the Value of the Collateral in good faith. Nothing in this provision shall create any obligation on the part of EIF to accept appreciation in the Collateral as an equity contribution by Borrowers to support future advances of the Development Loan or Acquisition Loan.

          2.14 Collateral/Indebtedness Ratio. It is expressly understood and agreed by and between EIF and Borrowers that EIF is lending money to Borrowers pursuant to this Agreement on the condition that Borrowers' total outstanding Indebtedness to EIF shall at no time exceed 80% of the Value of the Collateral. Should EIF in its sole discretion determine at any time that the total outstanding Indebtedness of Borrowers to EIF exceeds 80% of the Value of the Collateral, EIF shall so notify Borrowers, and Borrowers shall, within ten
(10) Business Days of such notification, either (i) make a mandatory prepayment of principal and interest to EIF equal to the amount necessary to cause the total outstanding Indebtedness to be less than or equal to 80% of the Value of the Collateral, or (ii) grant and convey to, and create in favor of, EIF, perfected first priority EIF Liens in, to, and on all of Borrowers' right, title and interest in additional collateral that is both satisfactory in nature and value to EIF in its sole discretion, and sufficient in value to raise the Value of the Collateral such that the total outstanding Indebtedness shall be less than or equal to 80% of the Value of the Collateral or (iii) submit a plan, reasonably acceptable to EIF, to cure such deficiency through the issuance of equity or other means with ninety (90) days after such notification. Any mandatory prepayment made pursuant to this Section shall not be subject to the prepayment penalty set forth in Section 2.10 of this Agreement.

                                 ARTICLE 3
                 ADDITIONAL FINANCING RIGHT OF FIRST REFUSAL

          3.1 Additional Financing Right of First Refusal. Until the Loans are paid in full, Borrowers hereby grant EIF the right of first refusal to provide additional debt financing to Borrowers for the purpose of acquiring additional oil and gas properties or gathering and processing assets or developing by industry accepted methods (including infill drilling, well deepening and recompletion of behind pipe zones) additional oil and gas reserves on the Properties and any other properties acquired by Borrowers, subject to the following terms and conditions:

               (a) In the event that Borrowers determine, either directly or through an Affiliate, to seek or obtain financing from any Person other than EIF to make capital expenditures for the purposes set forth herein, it shall so notify EIF. Any such notice shall be accompanied by relevant geological, geophysical and engineering studies, environmental assessments, cost estimates, and other information and data on the basis of which Borrowers propose to proceed with such acquisition or development. EIF shall have the right, in its sole discretion, for a period of sixty (60) days after receipt of the notice from Borrowers, to elect by written notice to Borrowers to make loans to Borrowers (any such loan referred to as an "Additional Loan") for eighty percent (80%) of such acquisition and development costs (or such lesser percentage as may be agreed to between EIF and Borrowers), provided that EIF will be required to be in a position to advance funds within sixty (60) days after it notifies Borrowers of its election to provide such financing.

               (b) If EIF elects to make an Additional Loan, Borrowers will accept such Additional Loan to finance eighty percent (80%) (or such lesser percentage as may be agreed to between EIF and Borrower) of such acquisition and development costs on terms and conditions substantially similar to the terms and conditions set forth in this Agreement.

               (c) If EIF determines not to provide the Additional Loan or fails to notify Borrowers of its election to do so within sixty (60) days after receipt of notice from Borrowers, Borrowers may obtain financing from other sources.

               (d) If Borrowers are prepared to accept the Additional Loan from EIF on terms and conditions substantially similar to the terms and conditions set forth in this Agreement and EIF declines to actually make such Additional Loan, Borrowers may obtain financing from other sources.

               (e) EIF may, at its sole discretion, assign all of its rights under this Section 3.1 to an Affiliate of EIF.

               (f) Nothing contained in this Article shall be construed to create any obligation or commitment by EIF to make an Additional Loan. Any Additional Loan shall be subject to the negotiation and execution of definitive loan documentation satisfactory to EIF and Borrowers. If EIF elects to make an Additional Loan, on the terms set forth in Section 3.1(b) of this Agreement, or other mutually agreed terms, Borrowers shall not obtain financing from any other source with respect to such expenditures.

          3.2 Termination of Right of First Refusal. The rights granted to EIF under Section 3.1 of this Agreement shall terminate on the date the Loans are paid in full.

                                  ARTICLE 4
                           SECURITY AND ASSIGNMENT

          4.1 Collateral. To secure full and complete payment and performance of the Loans and performance of Borrowers' obligations hereunder and under the other Loan Documents, Borrowers hereby grant and convey to, and creates in favor of, EIF, perfected first priority EIF Liens, in, to, and on all of Borrowers' right, title and interest, whether now owned or hereafter acquired, in the following items and types of property:

               (a) The oil and gas leases, fee interests, Mineral Interests, working interests, operating interests, net revenue interests, production payment interests, Overriding Royalty Interests and any other rights, title, estates or interests in the Properties of whatever kind or character and any additions, replacements, or substitutions thereto; it being intended by Borrowers and EIF to cover and affect hereby all interests Borrowers may now own or hereinafter acquire in and to the Properties, including new leases that are located in Railroad Valley or Pine Valley;

               (b) All presently existing and future unitization, communitization, pooling agreements and declarations of pooled units and the units created thereby (including all units created under orders, regulations, rules or other acts of any Federal, State or other governmental agency having jurisdiction and any pooling agreements, units, or similar arrangement created solely among working interest owners pursuant to operating agreements or otherwise) which may affect all or any portion of the Properties including, without limitation, the properties now or hereafter pooled or unitized with the Properties;

               (c) All Hydrocarbons in and under and which may be produced and saved from or attributable to the Properties, the lands pooled or unitized therewith, including Borrowers' interest in Hydrocarbons from time to time located in storage or transportation facilities in or near the site of any gas plants or in tanks or other storage facilities owned, operated or used by Borrowers in connection with all or any portion of the Collateral and Borrowers' interest in all rents, issues, profits, proceeds, products, revenues and other income from or attributable to the Properties, the lands pooled or unitized therewith and Borrowers' interests therein which are subjected or required to be subjected to the liens and security interests of this Agreement;

               (d) All tenements, hereditaments, appurtenances and properties in anyway appertaining, belonging, affixed or incidental to the Properties, rights, titles, interests and estates described or referred to in paragraphs (a), (b) and (c) above, which are now owned or which may hereafter be acquired by Borrowers, including, without limitation, any and all property, real or personal, now owned or hereafter acquired and situated upon, used, held for use, or useful in connection with the operating, working or development of any of such Properties or the lands pooled or unitized therewith (excluding drilling rigs, trucks, automotive equipment or other personal property which may be taken to the premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, field separators, liquid extraction plants, plant compressors, pumps, pumping units, pipelines, sales and flow lines, gas processing plants and all compressors, scrubbers, absorbers, dehydrators, tanks, reabsorbers, accumulators, stills, condensers, cooling towers, regulators, meters, heaters, coolers, deethanizers, depropanizers, debutanizers, boilers, pumps, heat exchangers, valves, controls, pipes and lines, floating racks, heating, lighting and power plants, transmission lines, buildings, housing and improvements, together with all other machinery, equipment and apparatus of whatsoever character or description located on the lands above-described or located elsewhere and used in the operation, conduct and maintenance of such gas processing plants, all pipeline gathering systems utilized in connection with such gas processing plants, together with all equipment, fittings, fixtures, pipe, machinery, pumps, appliances, valves, meters, tanks and other personal or real property appertaining to the said pipeline gathering systems, field gathering systems, salt water disposal facilities, tanks and tank batteries, and all other fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements, servitudes, licenses tenements, hereditaments, appurtenances and other surface and subsurface rights together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing properties;

               (e) All operating agreements, production sales or other contracts, farmout agreements, farm-in agreements, area of mutual interest agreements, equipment leases and other agreements and contracts which relate to any of the Properties or interests in the Properties or to the production, sale, purchase, exchange, processing, handling, storage, transporting or marketing of the Hydrocarbons from or attributable to such Properties or interests;

               (f) All geological, geophysical, engineering, accounting, legal and other information and rights therein and thereto in the possession of Borrowers or to which Borrowers have access or has any rights therein concerning the Properties including, without limitation, lease files, abstracts of title, title opinions, geological and geophysical information (unless such geological or geophysical information is restricted as to transfer or use by an existing license or agreement concerning proprietary rights identified in this Agreement), reserve or reservoir studies and well logs, engineering data and reports, production records and all magnetic media and computer data relating to the Collateral;

               (g) All rights of Borrowers to liens and security interests securing payment of proceeds from the sale of production from the Collateral; together with Borrowers' interest in any and all renewals and extensions of any of the Properties' rights, titles, interests or estates; Borrowers' interest in all contracts and agreements supplemental to or amendatory of or in substitution for the contracts and agreements described or referred to in this Agreement; and any and all additional interests of any kind hereafter acquired by Borrowers in and to the Properties' rights, titles, interests or estates;

               (h) All accounts, contract rights, inventory, general intangibles, insurance contracts and insurance proceeds constituting a part of, relating to or arising out of those portions of the Collateral which are described in paragraphs (a) through (g) above and Borrower's interest in all proceeds and products of all such portions of the Collateral and payments in lieu of production (such as "take or pay" payments), whether such proceeds or payments are goods, money, documents, instruments, chattel paper, securities, accounts, general intangibles, fixtures, real property, or other assets.

               (i) All proceeds and payments attributable to all judgments entered by courts (by agreement or otherwise), in contract or tort, arising out of or attributable to the ownership of any of the Collateral;

               (j) All of Borrowers' right, title and interest in the Escrow Agreement and all funds deposited and held by the Escrow Agent in the Escrow Account;

together with any and all corrections or amendments to, or renewals, extensions or ratifications of, any of the same, or of any instrument relating thereto, and all rights-of-way, franchises, easements, tenements, hereditaments and appurtenances now existing or in the future obtained in connection with any of the aforesaid, with all reversions, remainders, rents, revenues, issues, proceeds, earnings, incomes, products and profits thereof, and all proceeds from the sale of any of the aforesaid, and all the estate, title, interests, rights and claims whatsoever, at law as well as in equity, which Borrowers now have or may hereafter acquire in and to the aforesaid, and all other interest of every kind and character in all of the real and personal properties respectively above described or referred to which Borrowers may now own or at any time hereafter acquire (including, without limitation, all interests which Borrowers may now or at any time hereafter own in the Hydrocarbons and other minerals in and under the Properties), and all other things of value and incident thereto which Borrowers might at any time have or be entitled to, all the aforesaid properties, rights and interests, together with any additions thereto which may be subjected to the lien of this instrument by means of supplements hereto, all of the properties, interests and rights described above in this Section 4.1 being herein collectively referred to as the "Collateral."

          Any additional right, title or interest which Borrowers may hereafter acquire or become entitled to in the Collateral shall inure to the benefit of and be covered by this Agreement and constitute "Collateral" the same as if expressly described and conveyed herein.

          4.2 Assignment. Borrowers hereby absolutely and unconditionally TRANSFER, ASSIGN, WARRANT and CONVEY to EIF, effective as of January 6, 1998 at 7:00 a.m. local time, all of the interest of Borrowers in all Hydrocarbons and all other minerals which are thereafter produced, saved or sold from the Properties, or allocated thereto pursuant to pooling or unitization of oil and gas leases or otherwise, all revenues and proceeds from the sale thereof (the "Proceeds of Runs"), including all payments in lieu of production such as "take or pay" payments and settlements, and all accounts, contract rights, and other general intangibles under which such proceeds may arise. Borrowers shall deliver to EIF signed letters in lieu of transfer order executed in blank, substantially in the form of Exhibit H. The following terms and conditions shall apply to the Proceeds of Runs:

               (a) EIF shall have the right, exercisable anytime, and from time to time, after an Event of Default, to give written or telegraphic notice (in the form of a transfer order of letter in lieu signed by Borrowers or any other form of notice signed by EIF) to all of the parties producing, purchasing, taking, processing or receiving any Hydrocarbons and other minerals produced or to be produced from or allocated to the Properties, or having in their possession any such Hydrocarbons and other minerals belonging to Borrowers or such proceeds for which they or others are accountable to EIF by virtue of the provisions of this Section 4.2, to hold and dispose of such Hydrocarbons and other minerals for the account of EIF and to make payment of such proceeds directly to EIF at its principal office, and EIF shall thereafter receive, collect and retain, as part of the Properties, all such Hydrocarbons and other minerals, all for the benefit and further security of the Loans.

               (b) In the event that, for its convenience, EIF should elect, with respect to particular properties or contracts constituting the Properties, not to exercise immediately upon an Event of Default its right to receive payment to it directly of all or any portion of the assigned Proceeds of Runs or production, then the oil or gas purchasers, or other persons obligated to make such payment shall continue to make payment of such proceeds to Borrowers until such time as they are notified by EIF. At such time, EIF shall also notify Borrowers that EIF has made such written or telegraphic demand. Any failure to notify shall not in any way waive the right of EIF to receive any payments not theretofore paid out to Borrowers before the giving of written or telegraphic notice. In this regard, then, if at the request of EIF, payments are, for a period or periods of time, paid to Borrowers, EIF shall nevertheless have the right, effective upon notice, to require that any future payments be again made to EIF.

               (c) All parties producing, purchasing or receiving any such Hydrocarbons or other minerals, or having such, or proceeds therefrom, in their possession for which they or others are accountable to EIF by virtue of the provisions of this Section, are authorized and directed to treat and regard EIF as the assignee and transferee of Borrowers and entitled in Borrowers' place and stead to receive such Hydrocarbons and other minerals and all proceeds therefrom; and said parties and each of them shall be fully protected in so treating and regarding EIF, and shall be under no obligation to see to the application by EIF of any such proceeds or payments received by it.

               (d) The foregoing provisions of this Section 4.2 shall constitute an absolute and present assignment of all of Borrowers' interest in the Hydrocarbons. EIF grants to Borrowers a conditional license to receive and sell such Hydrocarbons and the proceeds therefrom, and to use the same in accordance with the terms of this Financing Agreement until EIF delivers written notice to purchasers of production as provided hereinabove at which time such conditional license shall terminate without further notice or action on the part of EIF. The existence or exercise of such conditional license shall not operate to subordinate this assignment, in whole or in part, to any subsequent assignment by Borrowers permitted hereunder, and any such subsequent assignment by Borrowers shall be subject to the rights of EIF hereunder.

          4.3 Limitation on Recourse. The Notes shall be without recourse to Borrowers and EIF shall look solely to the Collateral for the payment of such principal and interest and shall not seek a deficiency or other personal judgment against Borrowers in the event that any sale of the Collateral shall be insufficient to satisfy the Loans. Nothing herein contained shall, however, impair any right, remedy or security of EIF with respect to the Collateral under any Loan Document, nor limit Borrowers' obligations to perform any of Borrowers' other obligations hereunder, including without limitation
Borrowers' obligation to indemnify EIF as set forth in Article 9. Notwithstanding the foregoing limitation of liability, Borrowers will remain fully and personally liable for the Loans and all other obligations arising under this Agreement if Borrower engages in or permits any of the following:

               (a)      fraud, breach of trust, or any material
misrepresentation by Borrowers in the Loan Documents or the Security Instruments, or any other documents or instruments evidencing, securing or relating to the Loans;

               (b) waste of a material nature to any part of the Properties caused by Borrower's gross negligence or willful and wanton neglect or abuse of the Collateral or by failure to exert reasonable control appropriate for an owner that is not also the operator;

               (c) failure to pay taxes, insurance, assessments, charges for labor or materials, or other charges, fees or assessments that can create or result in liens on any portion of the Collateral or to comply with the requirements of Section 7.6 hereof;

               (d) any breaches of warranty or defects of title of the Collateral, other than Permitted Liens;

               (e) any breach of warranty or representation contained in the Security Instruments, or failure to perform any covenant or other agreement contained in the Security Instruments, or any indemnity contained in the Security Instruments;

               (f) any attempt to communicate in any manner with the purchasers of production from the Collateral after the delivery to such purchasers of a letter in the form of Exhibit H in an attempt to hinder or interfere with the rights of EIF as stated in Section 4.2 above and as restated in the Security Instruments; and

               (g) the return of, or reimbursement for, all monies received by Borrowers from the purchasers of production for monies attributable to production after receipt by any such purchaser of a letter in the form of Exhibit H.

               (h) any attempt to hinder or interfere with the exercise of the power of sale granted in any of the Security Instruments, including without limitation the filing of a lis pendens, the initiation of any lawsuit or the requesting of injunctive relief from any court or tribunal, having the effect of hindering or delaying the exercise by EIF of any right or remedy under this Agreement or any Security Instrument; and

               (i) after an Event of Default, Borrowers shall fail or refuse to execute and deliver to EIF any instrument reasonably requested by EIF and prepared at its expense, which is necessary to fully vest title to the Properties in EIF or the purchaser(s) of all or part of the Properties pursuant to any sale as provided for in the Security Instruments.

Borrowers shall be fully and personally liable for all attorneys' fees and costs and expenses incurred by EIF arising out of any of the foregoing sections (a) through (i).

          4.4 Definition of Collateral. From the time of the Initial Funding up until the Funding of the Acquisition Loan, the term "Collateral" shall only include the Existing Properties. After the first Funding of the Acquisition Loan, the term "Collateral" shall include the Existing Properties, and any other New Properties after they are acquired by Borrowers.

                                 ARTICLE 5
                 REPRESENTATIONS AND WARRANTIES OF BORROWERS

          Borrowers represent and warrant to EIF as follows:

          5.1 Organization; Charter and Bylaws of Organizational Documents. Borrowers are a corporation or a limited liability company validly existing and in good standing under the laws of Nevada and have the requisite power to own, lease and operate their respective properties and to carry on their business as now being conducted. Borrowers are duly qualified to do business and are in good standing in each jurisdiction in which the character or location of the properties owned or leased by Borrowers or the nature of the business conducted by Borrowers makes such qualification necessary or where the failure to so qualify would have a material adverse effect on the assets, business, financial condition or prospects of Borrowers.

          5.2 Authority. Borrowers have the requisite power to execute, deliver and perform the Loan Documents, and to consummate the transactions contemplated thereby. The execution and delivery of the Loan Documents by Borrowers and the consummation of the transactions contemplated thereby have been duly authorized by all necessary action on the part of Borrowers. Each of the Loan Documents has been duly executed and delivered by Borrowers and constitutes a legal, valid and binding obligation of Borrowers and is enforceable against Borrowers in accordance with its terms except (i) that such enforcement may be subject to bankruptcy, insolvency, moratorium or similar laws affecting creditors' rights and (ii) that the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court before which any proceedings therefor may be brought.

          5.3 No Violation. The execution and delivery of the Loan Documents by Borrowers do not, and the performance of the Loan Documents will not, (i) conflict with or result in a breach of the articles of incorporation, bylaws, operating agreement, articles of organization or other governing documents of Borrowers, or (ii) violate, or conflict with, or constitute a default under, or (except for EIF Liens created pursuant to the Loan Documents) result in the creation or imposition of any security interest, mortgage, pledge, lien, encumbrance, claim, restriction, or other charge upon any property or assets of Borrowers under any mortgage, indenture or agreement to which either Borrower is a party or by which the property or assets of either Borrower is bound, or (iii) violate any Requirement of Law, the effect of which violation would be material and adverse to the business, assets or financial condition of either Borrower, or (iv) violate any permit, concession, grant, franchise, license, or other governmental authorization or approval necessary for the appropriate conduct of the business of either Borrower, the effect of which violation would be material and adverse to the business, assets or financial condition of either Borrower.

          5.4 Litigation. Except as provided in Schedule 5.4 hereto, there are no actions, suits, proceedings or governmental investigations or inquiries pending, or to the knowledge of Borrowers threatened against either Borrower or any of its Affiliates or their respective properties, assets, operations or businesses (i) that might reasonably prevent or interfere with the consummation of the transactions contemplated hereunder or (ii) that might reasonably, either singly or in the aggregate, result in any material adverse effect on the prospects, results of operation, properties, liabilities, assets, financial condition or business of either Borrower. In the event any such actions, suits, proceedings, claims or assessments arise or are asserted prior to any Funding Date, Borrowers shall promptly notify EIF of the same.

          5.5 Financial Statements. The financial statements of Borrowers included in filings with the Securities Exchange Commission (the "Financial Statements") fairly represent the financial condition of Borrowers as of the date thereof and for the periods reflected therein. Since the date of such Financial Statements, there has been no material adverse change in the assets, business, financial condition or prospects of Borrowers.

          5.6 Compliance with Licenses and Laws. Except as disclosed in writing to EIF by Borrowers, Borrowers possess all Permits, and Borrowers are in compliance with the Permits and all Requirements of Law except where the failure to possess any Permits or the failure to be in compliance with the Permits or Requirements of Law would not, singly or in the aggregate, have a material adverse effect on the business, assets, financial condition or operations of Borrowers. There are no proceedings pending or, to the knowledge of either Borrower, threatened that may result in the revocation, cancellation, or suspension or any materially adverse modification of any of the aforementioned Permits. Borrowers have not received any written notice to the effect that, or otherwise been advised that, it is not in compliance with any Permit or Requirement of Law. Except as set forth in Schedule 5.6 hereto, no consent, approval or authorization of, or declaration, filing or registration with, any United States federal, state, or local governmental or regulatory authority is required to be made or obtained by either Borrower in connection with the execution, delivery and performance of any Loan Document or the consummation by Borrowers of the transactions contemplated thereunder.

          5.7 Investments and Guaranties.Investments and Guaranties. At the date of this Agreement, Borrowers have not made investments in, advances to or guaranties of the obligations of any Person not otherwise disclosed on the Financial Statements or on Schedule 5.23.

          5.8    Title to Properties.

               (a) At the Refinancing Loan Closing Date and at each Funding Date, (i) Borrowers shall have full authority to create EIF Liens on the Collateral, and (ii) all Mineral Interests that comprise a part of the Collateral will be valid, subsisting and in full force and effect, and all rentals, royalties and other amounts due and payable in respect thereof will have been duly paid or accounted for.

               (b) Except as specifically disclosed in Schedule 5.8(b), at the Refinancing Loan Closing Date and at each Funding Date, Borrowers' ownership interest in the Collateral shall consist of good and marketable title, free and clear of all Liens except Permitted Liens.

          5.9 Casualties; Taking of Properties. Since the date of the Financial Statements, neither the businesses nor the properties of Borrowers have been adversely affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of property or cancellation of contracts, permits or concessions by any domestic or foreign government or any agency thereof, riot, activities of armed forces or acts of God or of any public enemy.

          5.10 ERISA. Each Employee Benefit Plan, if any, is in substantial compliance with the applicable provisions of ERISA and the Code. Neither Borrower nor any ERISA Affiliate maintains, contributes to or is obligated to contribute to, nor have either Borrower or any ERISA Affiliate ever maintained, contributed to or been obligated to contribute to, any Employee Benefit Plan subject to Title IV. Neither Borrower nor any ERISA Affiliate maintains or contributes to, nor have either Borrower or any ERISA Affiliate ever maintained or contributed to, any Employee Benefit Plan subject to the funding requirements of Section 302 of ERISA or Section 412 of the Code. No Employee Benefit Plan provides death or medical benefits (including insured benefits) to employees beyond their retirement or other termination of service, except death or medical benefits required by law or death benefits under a plan qualified under Section 401(a) of the Code.

               (a) Neither Borrower nor any ERISA Affiliate maintains or contributes to or has an obligation to contribute to, nor have either Borrower or any ERISA Affiliate ever maintained or contributed to or had an obligation to contribute to, any Multiemployer Plan.

               (b) Neither Borrower or any ERISA Affiliate or any fiduciary of any Employee Benefit Plan has engaged in any transaction or conduct that could, directly or indirectly, result in any material liability of either Borrower pursuant to Sections 409, 502(c) or 502(i) of ERISA, or Sections 4975, 4976, or 4980B of the Code.

               (c) The consummation of the transactions contemplated by this Agreement will not result in any Prohibited Transaction for which an exemption is not available.

               (d) All of the Employee Benefit Plans maintained by Borrowers are identified on Schedule 5.10 hereto. Borrowers have not contributed to or do not maintain any profit sharing, deferred compensation, bonus, health, life, medical, hospitalization or other employee benefit plan or program for the benefit of employees or partners of Borrowers, or their dependents or beneficiaries, except for the Employee Benefit Plans disclosed on
Schedule 5.10 hereto.

               (e) The Employee Benefit Plans are administered in accordance with their respective terms. The Employee Benefit Plans and the terms thereof conform in all material respects to all applicable laws, rules, regulations and orders. All contributions or payments required to be made by Borrowers under the Employee Benefit Plans have been made. There are no unfunded obligations under the Employee Benefit Plans. Neither Borrower nor any ERISA Affiliate has or has had any obligations under any collective bargaining agreement. The persons classified by Borrowers as independent contractors do satisfy and have satisfied the requirements of law to be so classified, and Borrowers have fully and accurately reported their compensation on IRS Forms 1099 when required to do so.

               (f) Borrowers are and have been in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, including without limitation any such laws respecting employment discrimination, workers' compensation, family and medical leave, the Immigration Reform and Control Act, tax withholding and reporting, and occupational safety and health requirements.

          5.11    Environmental Liabilities.

               (a) The Properties are, and to the best of Borrowers' knowledge, at all times have been (except as set forth in Schedule 5.11(a)), operated in compliance with all applicable Environmental Laws; and to the best of Borrowers' knowledge, no condition exists with respect to the Collateral or other property owned or operated by Borrowers or any Affiliate of Borrower that would or could reasonably be expected to subject either Borrower, any Affiliate of either Borrower, or EIF to any damages (including without limitation, actual, consequential, exemplary and punitive damages), liability (absolute or contingent, determined or determinable), penalties, injunctive relief or cleanup costs under any applicable Environmental Laws, or that require or could reasonably be expected to require cleanup, removal, remedial action or other response by either Borrower, any Affiliate of either Borrower, or EIF pursuant to applicable Environmental Laws.

               (b) Borrowers have not received and, to the best of Borrowers' knowledge, none of their Affiliates have received, and to the best of Borrowers' knowledge none of Borrowers' or their Affiliates' predecessors in title to the Properties have received, any notice from a governmental agency asserting or alleging a violation of any Environmental Laws as they relate to the Properties, except as set forth in Schedule 5.11(a).

               (c) There are no pending or, to the best of Borrowers' knowledge, threatened suits, actions, claims or proceedings against either Borrower or their Affiliates or, to the best of Borrowers' knowledge, Borrowers' or their Affiliates' predecessors in title, arising from or related to, directly or indirectly, any Environmental Laws as they relate to the Properties.

               (d) Neither Borrower, any Affiliate of either Borrower, any part of the Properties, nor, to the best of Borrowers' knowledge, Borrowers' or any Affiliate's predecessors is subject to any judgment, decree, order or citation related to or arising out of any Environmental Laws, and neither Borrower nor any Affiliate has been named or listed as a potentially responsible party by any governmental or other entity in a matter arising under or relating, directly or indirectly, to any Environmental Laws.

               (e) Borrowers have obtained or caused to be obtained all permits, licenses, and approvals required under all Environmental Laws to operate the Properties.

               (f) There are not now, nor to the best of Borrowers' knowledge have there ever been except as set forth on Schedule 5.11(a), Hazardous Materials discharged, leaked, spilled or released in, on, to, from or at the Properties or other properties owned or operated by Borrowers or any of their Affiliates or stored, treated, or recycled at or in tanks or other facilities thereon or related thereto which give rise or could reasonably be expected to give rise to liability under any Environmental Laws.

               (g) The use which Borrowers make and intend to make of the Properties will not result in: (i) the use or storage of any Hazardous Materials on, in or in connection with the Properties, or disposal of any Hazardous Materials from the Properties except in compliance with all applicable Environmental Laws, or (ii) the treatment, processing, discharge or release of any Hazardous Materials on, in, to or from the Properties except in compliance with all applicable Environmental Laws.

               (h) There are no underground storage tanks surface impoundments, or wastewater injection wells located on or in the Properties.

          5.12 Taxes. Borrowers have filed or caused to be filed within the times and within the manner prescribed by law (including the period of any permitted extensions), all federal, state, local and foreign tax returns and tax reports that are required to be filed by, or with respect to, Borrowers. Such returns and reports reflect accurately all liability for taxes of Borrowers for the periods covered thereby, and all federal, state, local and foreign income, profits, franchise, sales, use, occupancy, excise and other taxes and assessments (including interest and penalties) payable by, or due from, Borrowers have been fully paid or adequately disclosed and fully provided for in the books and Financial Statements of Borrowers to the extent required by generally accepted accounting principles. No examination of any tax return of Borrowers is currently in progress, and there are no unpaid taxes in any material amount claimed to be overdue by the taxing authority of any jurisdiction. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any tax return of either Borrower.

          5.13 Securities FilingsSecurities Filings. Borrowers have filed or caused to be filed, within the times and within the manner prescribed by law, all federal and state securities and blue sky filings that are required to be filed by, or with respect to, Borrower, including without limitation all filings required to be made pursuant to the Securities Exchange Act of 1934, except to the extent that any claims based on such filing is otherwise barred by the applicable statute of limitations.

          5.14 No Event of Default. No Default or Event of Default has occurred and is continuing.

          5.15 Investment Company Act. Neither Borrower is an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

          5.16 Public Utility Holding Company Act. Neither Borrower is a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," or a "public utility" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

          5.17 Location of Business and Offices. Borrowers' principal places of business and chief executive offices are located at the addresses indicated in Section 11.1 of this Agreement.

          5.18 No Misstatement. No information, exhibit or report furnished to EIF by Borrowers in connection with the negotiation of this Agreement contains any material misstatement of fact or omits to state any material fact necessary to make the statement contained therein not misleading.

          5.19 Foreign Person. Neither Borrower is a non-resident alien, foreign corporation, foreign partnership, foreign trust, foreign estate or foreign person within the meaning of Sections 1445 or 7701 of the Internal Revenue Code of 1986, as amended, or the regulations thereto.

          5.20 Arrangements Relating to Hydrocarbons. Borrowers have made arms-length arrangements with respect to marketing, sales, transportation, treating and processing, and any other arrangements necessary to dispose of the Hydrocarbons to be produced from the Properties on and immediately after the Refinancing Loan Closing Date. Borrowers are not in breach of any such arrangements.

          5.21 Hydrocarbon Contracts. Borrowers (a) are not obligated in any material respect by virtue of any prepayment made under any contract containing a "take or pay" or "prepayment" provision, or under any similar agreement to deliver Hydrocarbons produced from or allocated to any of the Properties at some future date without receiving full payment therefor at the time of delivery and (b) have not produced Hydrocarbons in any material amount subject to, and neither Borrower nor any of the Properties is subject to, balancing rights of third parties or balancing duties under Requirements of Law, except as set forth in Schedule 5.21.

          5.22 No Indebtedness to Shareholders, Members, Officers, Directors, Managers or Affiliates. Neither Borrower owes Indebtedness to any of its respective Affiliates, or any shareholder, member, officer, director, manager or Affiliate of such person, except as set forth in Schedule 5.22.

          5.23 Capitalization. The authorized capital of Foreland consists of (i) 50,000,000 shares of common stock, $0.001 par value (the "Shares"), of which 8,665,364 Shares are issued and outstanding as of the date hereof, and (ii) 5,000,000 shares of preferred stock, par value $0.001 per share, of which 2,000,000 preferred shares are designated as 1991 Series Convertible Preferred Stock with 40 of such preferred shares issued and outstanding (convertible into 13,333 Shares), 1,650,000 preferred shares are designated as 1994 Series Convertible Redeemable Preferred Stock with 165,140 of such preferred shares issued and outstanding (convertible into 55,047 Shares), 1,000,000 preferred shares are designated as 1995 Series Convertible
Preferred Stock with 556,667 of such preferred shares issued and outstanding (convertible into 185,556 Shares), 1,500 preferred shares are designated as 1996 Series 6% Convertible Preferred Stock with none of such preferred shares issued and outstanding, 10,000 preferred shares are designated as 1996-2 Series 6% Convertible Preferred Stock with none of such preferred shares issued and outstanding, 6,000 preferred shares are designated as 1996-3 Series 8% Convertible Preferred Stock with none of such preferred shares issued and outstanding, 500 preferred shares are designated as the 1996-4 Series Preferred Stock with none of such preferred shares issued and outstanding, and 50,000 preferred shares are designated as Series A Preferred Stock with none of such preferred shares issued and outstanding, and 282,000 preferred shares are not designated (the "Capital). Foreland has no other Shares or capital stock of any class or other equity securities or equity equivalents authorized, issued or outstanding. Foreland has reserved a sufficient number of authorized Shares for issuance pursuant to the Warrants. Except as set forth in Schedule 5.23, there are no outstanding or authorized options, warrants, calls, subscriptions, rights, agreements or commitments of any character obligating Borrower to issue any Shares or securities convertible into or exchangeable for or evidencing the right to purchase or subscribe for any Capital of Borrower.

                                    ARTICLE 6
                      THE CLOSINGS; CONDITIONS PRECEDENT

          6.1    Time and Place of Closings.

               (a) The closing of the Refinancing Loan (the "Refinancing Loan Closing") will take place at the offices of Associated Energy Managers, Inc., 136 Dwight Road, Longmeadow, Massachusetts on January 6, 1998 (the "Refinancing Loan Closing Date") at 12:30 p.m. Eastern time or at such other time and date as the parties may agree.

               (b) The closing of the Development Loan (the "Development Loan Closing") will take place at the offices of Associated Energy Managers, Inc., 136 Dwight Road, Longmeadow, Massachusetts on January 6, 1998 (the "Development Loan Closing Date") at 12:30 p.m. Eastern time or at such other time and date as the parties may agree. The Initial Funding shall take place at such time as may be specified by EIF and at such place as the parties may mutually agree.

               (c) The closing of the Acquisition Loan (the "Acquisition Loan Closing") and the Funding of the first advance thereunder will take place at such time as may be specified by EIF (the "Acquisition Loan Closing Date") and at such place as the parties may mutually agree. The Funding of each subsequent advance under the Acquisition Loan will take place at such time as may be specified by EIF and at such place as the parties may mutually agree.

          6.2 Conditions Precedent to the Funding of Each Loan. The obligations of EIF to make the Refinancing Loan, the Development Loan, the Acquisition Loan and any Fundings thereunder are subject to the following conditions precedent, one or more of which may be waived by EIF with respect to any particular Funding in EIF's sole discretion:

               (a) Corporate Documents. At or prior to each Funding Date, each Borrower shall have delivered or caused to be delivered to EIF:

                    (i) a certificate of the Secretary of State of the Borrower's state of incorporation or organization dated not earlier than the tenth (10th) day preceding the applicable Funding Date, to the effect that such Borrower is a corporation or limited liability company validly existing and in good standing under the laws of such state as of such date;

                    (ii) a certificate of the Secretary of State of each state where such Borrower is required to qualify to do business (including without limitation, the states where the Collateral is located), dated not earlier than the tenth (10th) day preceding the applicable Funding Date, to the effect that such Borrower is a corporation or limited liability company duly licensed or qualified to do business in such state and is in good standing as a foreign corporation or foreign limited liability company under the laws of such state as of such date; and

                    (iii) certificates of the Secretary or Assistant Secretary of such Borrower including (A) copies of the Articles of Incorporation or Organization and By-laws or Operating Agreement of such Borrower as then in effect or a certification that there has been no change in such instruments since the last such certification delivered to EIF pursuant to this Agreement, (B) duly enacted resolutions of the Board of directors or consents of the Managers or Members in form and substance satisfactory to EIF approving the Loan Documents and authorizing officers or Managers of such Borrower to execute and deliver instruments required to be delivered hereunder as a condition precedent to the Funding, or a certification that there has been no amendment or revocation of such resolutions since the last such certification delivered to EIF pursuant to this Agreement, and
          (C) specimen signatures of the officers or Managers of Borrower authorized to sign such instruments to the extent such specimen signatures have not previously been delivered to EIF.

               (b) Representations and Warranties True. The representations and warranties of Borrowers contained in this Agreement shall be true on and as of each Funding Date, except for inaccuracies that are not in the aggregate material, and Borrowers shall have delivered to EIF a certificate signed on Borrowers' behalf by their President and Manager, or other appropriate officer, dated as of the Funding Date to such effect.

               (c) Compliance with Covenants. Borrowers shall have performed, and be in compliance with, in all material respects, all of its agreements and covenants under this Agreement and Borrowers shall have delivered to EIF a certificate signed on Borrower's behalf by their President and Manager, or other appropriate officer, dated as of the Funding Date to such effect.

               (d) Absence of Event of Default. No Default or Event of Default shall exist, and Borrowers shall have delivered to EIF a certificate signed on Borrowers' behalf by their President and Manager, or other appropriate officer, dated as of the Funding Date to such effect.

               (e) Opinion of Borrowers' Counsel. At or prior to each Funding, EIF shall have received an opinion of Kruse, Landa & Maycock L.L.C., dated as of the relevant Funding Date, substantially in the form of Exhibit I.

               (f) Financial Condition. Borrowers shall have furnished such information concerning the financial condition and reputation of Borrowers as EIF shall reasonably request, including without limitation, the information requested in the form of Officer's Certificate and the Financial Covenants Calculations set forth in Exhibit J, and such information shall be satisfactory to EIF and its representatives. Such information shall include evidence that there has been no adverse change in the financial condition of Borrowers since the immediately preceding Funding Date. There shall not then be pending against Borrowers any petition in bankruptcy, whether voluntary or otherwise, any assignment for the benefit of creditors, any petition seeking reorganization or arrangement under the bankruptcy, insolvency, reorganization or similar laws of the United States or of any state thereof, or any other action affecting the rights of creditors of Borrowers brought under the aforesaid laws. Borrowers shall have delivered to EIF a certificate signed on Borrowers' behalf by its President and Manager, or other appropriate officer, dated as of the Funding Date to such effect.

               (g) Asset Coverage. EIF shall be satisfied, based upon all relevant available information including advice received by EIF from petroleum engineers selected by EIF and EIF's own estimate of cash flows available from all Collateral available to it under the Loans, that all amounts outstanding under the loans shall not exceed 80% of the Value of the Collateral.

               (h) Legal Matters. All proceedings in connection with the Loans, all documents incident thereto, and all legal matters in connection with the transactions by Borrowers to be financed hereunder shall be satisfactory in form and substance to EIF and EIF's counsel, and EIF shall have received all approvals, opinions or documents that EIF or its counsel may reasonably have requested in connection with the Funding, all in form and substance satisfactory to EIF.

               (i) Access to Information; Due Diligence. EIF and its representatives shall have had access to such information and records of Borrowers as EIF shall have reasonably requested, including without limitation leases and other records relating to the Properties and all contract files pertaining to oil and gas production from the Properties, all technical data (including, but not limited to, logs, seismic data, drilling reports, production reports, and test results), and all such information and records shall be satisfactory to EIF and its representatives.

               (j) Purchasers of Production. Borrowers shall furnish to EIF at each Closing and upon each Funding if there has been a change since the previous Funding, the following information:

                    (i) The name, address, telephone number and fax number of all purchasers of production from the Collateral, including the name of the person responsible for effecting changes of ownership at such purchaser.

                    (ii) The owner number assigned to Borrowers by each such purchaser of production.

                    (iii) The property number assigned by each purchaser of production to each Property comprising the Collateral of Borrowers.

                    (iv) The net revenue-decimal interest of Borrowers assigned by each purchaser of production in each Property on which the purchaser is remitting payments to Borrowers.

                    (v) Copies of all division orders signed by Borrowers with each purchaser of production.

               (k) Other Matters. EIF shall have received from Borrowers such other agreements, certificates, instruments and documents as EIF may reasonably request to evidence or carry out the transactions contemplated by this Agreement.

          6.3 Conditions Precedent to Refinancing Loan Closing, the Development Loan Closing and the Initial Funding. The obligations of EIF to make the Refinancing Loan and any Fundings thereunder, and to make the Development Loan and any Fundings thereunder are subject to the following conditions precedent set forth in Section 6.2 of this Agreement and the following conditions precedent:

               (a) Loan Documents. EIF shall have received the following instruments, each duly and validly executed and delivered by Borrowers:

                    (i)       the Refinancing Note;

                    (ii)      the Development Note;

                    (iii)     the Acquisition Note;

                    (iv)      the Escrow Agreement

                    (v)       Security Instruments;

                    (vi) such other agreements, certificates, instruments or other documents as EIF may reasonably request to evidence or carry out the transactions contemplated by this Agreement.

               (b) Bank Loans. Borrowers shall have provided evidence satisfactory to EIF and its counsel that the Bank will accept payment in full of the Bank Loans, including payoff figures, and the Bank shall have delivered a release and cancellation of the Bank Loans and of any Liens securing the Bank Loans, in a form acceptable to EIF and its counsel.

               (c) Security Instruments Recorded. Security Instruments or requisite evidence of the security interests created thereby, containing a description of the Collateral, shall have been executed and delivered in such places and in such form as may be necessary to perfect EIF's security interest in the Collateral.

               (d) Title. EIF shall have received an opinion in form and substance satisfactory to EIF and its counsel, stating the fee, surface, working and net revenue interests of Borrowers in the Properties and such other information, including title abstracts and copies of all other information available to Borrowers reasonably requested by EIF and its counsel with respect to title to such properties, and EIF and its counsel shall be satisfied with the state of title to such properties.

               (e) No Liens. Borrowers shall have furnished evidence satisfactory to EIF and its counsel that any Liens (other than Permitted Liens) affecting the Collateral have been discharged, released or subordinated prior to, or will be discharged, released or subordinated to EIF concurrently with, the Refinancing Loan Closing.

               (f) Initial Overriding Royalty Interests. Borrowers shall have duly and validly executed and delivered to EIF all documents, in form and substance satisfactory to EIF, and such documents shall have been filed in such places, necessary or appropriate to effect the assignment and conveyance of the Initial Overriding Royalty Interests.

               (g) Transfer Orders and Letters in Lieu. Borrowers shall have furnished to EIF copies of all Division Orders, Transfer Orders and letters in lieu signed by Borrowers and stating its interest in the Hydrocarbons comprising the Collateral.

               (h) Warrants. Foreland shall have executed and delivered to EIF the Warrants in substantially the form of Exhibit K hereto.

               (i) Operating Agreements for Existing Properties. Borrowers shall have delivered an executed copy of the operating agreements for each of the Existing Properties.

               (j) AFEs. Borrowers shall have delivered to EIF an AFE for each development project to be completed with the proceeds of the Initial Funding.

               (k) Seismic Data. At the request of EIF, Borrowers shall make available to EIF all three-dimensional seismic reports and data received by Borrowers which pertain to any of the Properties.

          6.4 Conditions Precedent to Funding Subsequent Advances Under the Development Loan. The obligations of EIF to fund any advance of the Development Loan after the Initial Funding are subject to the satisfaction the conditions precedent set forth in Sections 6.2 and 6.3 of this Agreement and the following additional conditions precedent:

               (a) Development Plan and Budget. Borrowers shall have delivered to EIF the Development Plan and Budget for the applicable quarter for any development to be made with the proceeds of the Development Loan and such budget shall be acceptable to EIF in its sole discretion.

               (b) Seismic Data. At the request of EIF, Borrowers shall make available to EIF all three-dimensional seismic reports and data received by Borrowers which pertain to any of the Properties.

               (c) Results of Prior Development. The results of the development drilling completed with the proceeds of the previous Funding of the Development Loan shall be satisfactory to EIF, in its sole discretion.
Borrowers shall have also provided evidence satisfactory to EIF that the expenditures for the development pursuant to the Development Loan did not exceed 110% of the amount stated in the AFEs.

               (d) Secondary Overriding Royalty Interests. Borrowers shall have duly and validly executed and delivered to EIF, pursuant to
Section 2.12(b) of this Agreement, all documents, in form and substance satisfactory to EIF, and such documents shall have been filed in such places, necessary or appropriate to effect the assignment and conveyance of the Secondary Overriding Royalty Interests.

               (e) Miscellaneous. All proceedings in connection with the Refinancing Loan, the Development Loan and all documents incident thereto shall be satisfactory in form and substance to EIF and EIF's counsel.

          6.5 Conditions Precedent to the Acquisition Loan. The obligations of EIF to close the Acquisition Loan and to make any Fundings thereunder are subject to the satisfaction of the conditions precedent set forth in Sections 6.2, 6.3 and 6.4 of this Agreement and the following conditions precedent:

               (a) Development Plan and Budget. Borrowers shall have delivered to EIF the Development Plan and Budget for any acquisitions and development to be made with the proceeds of the Acquisition Loan and such budget shall be acceptable to EIF in its sole discretion.

               (b) Results of Prior Development. The results of the development drilling completed with the proceeds of the Development Loan and Acquisition Loan shall be satisfactory to EIF, in its sole discretion. Borrowers shall have also provided evidence satisfactory to EIF that the expenditures for the development pursuant to the Development Loan and did not exceed 110% of the amount stated in their respective AFEs.

               (c) Purchase Agreements. EIF and its counsel shall be satisfied as to the form and content of any relevant purchase agreements.

               (d) Security Instruments Recorded. Security Instruments or requisite evidence of the security interests created thereby, containing a Description of the Collateral, shall have been executed and delivered in such places and in such form as may be necessary to perfect EIF's security interest in the Collateral.

               (e) Title. EIF shall have received an opinion from Borrowers' counsel in form and substance satisfactory to EIF and its counsel, stating the fee, surface, working and net revenue interests of Borrowers in the Properties and such other information, including title abstracts and copies of all other information available to Borrowers reasonably requested by EIF and its counsel with respect to title to such properties, and EIF and its counsel shall be satisfied with the state of title to such properties.

               (f) No Liens. Borrowers shall have furnished evidence satisfactory to EIF and its counsel that any Liens (other than Permitted Liens) affecting the Collateral have been discharged, released or subordinated prior to, or will be discharged, released or subordinated to EIF concurrently with, the Refinancing Loan Closing.

               (g) Transfer Orders and Letters in Lieu. Borrowers shall have furnished to EIF copies of all Division Orders, Transfer Orders and letters in lieu signed by Borrowers and stating their interest in the Hydrocarbons comprising the Collateral.

               (h) AFE. EIF shall have received an AFE for each of the acquisition projects for which such release of funds is sought at least twenty
(20) days prior to the date proposed by Borrowers for the release of such funds that must be in conformance with the Development Plan and Budget, or otherwise approved by EIF. Borrowers shall not materially amend any AFE if the amendment would cause the AFE to not conform to the Development Plan and Budget without obtaining EIF's prior written consent.

               (i) Request for Escrow Disbursement. Upon completion of the work contemplated by the AFE, Borrowers shall submit a Request for Escrow Disbursement, together with supporting documentation. Provided the amounts specified in the Request for Escrow Disbursement do not exceed 110% of the amounts set forth in the AFE, then EIF shall instruct the Escrow Agent to disburse payments directly to Borrowers in the amounts specified by written instructions executed by EIF.

          6.6 Conditions Precedent to Release of Funds from Escrow Account. Subject to the satisfaction of the conditions precedent provided in Sections 6.2, 6.3, 6.4 and 6.5 of this Agreement, if EIF has required any funds to be deposited into the Escrow Account, EIF agrees to direct the Escrow Agent to release certain funds from the Escrow Account provided that Borrowers shall have provided the following items:

               (a) AFE. EIF shall have received an AFE for each of the development or acquisition projects for which such release of funds is sought at least twenty (20) days prior to the date proposed by Borrowers for the release of such funds that must be in conformance with the Development Plan and Budget, or otherwise approved by EIF. Borrowers shall not materially amend any AFE if the amendment would cause the AFE to not conform to the Development Plan and Budget without obtaining EIF's prior written consent.

               (b) Request for Escrow Disbursement. Upon completion of the work contemplated by the AFE, Borrowers shall submit a Request for Escrow Disbursement, together with supporting documentation. Provided the amounts specified in the Request for Escrow Disbursement do not exceed 110% of the amounts set forth in the AFE, then EIF shall instruct the Escrow Agent to disburse payments directly to Borrowers in the amounts specified by written instructions executed by EIF.

                                  ARTICLE 7
                            COVENANTS OF BORROWER

          Borrowers hereby covenant and agree that, so long as the Loans are outstanding or any party has any obligations pursuant to this Agreement or any other Loan Document:

          7.1 Punctual Payment and Performance. Borrowers shall duly and punctually pay the principal and interest on the Loans, the overriding royalty payments and all other amounts provided for in this Agreement, or any other Loan Document, and shall perform all its obligations and covenants under all Loan Documents.

          7.2 Records and Accounts. Borrowers shall keep true and accurate records and books of account in which full, true and correct entries will be made in accordance with generally accepted accounting principles ("GAAP") and shall maintain adequate accounts and reserves for all taxes (including income taxes) and loan amortization.

          7.3 Financial Statements, Certificates and Information. Borrowers shall deliver to EIF:

               (a) As soon as practicable, but in any event not later than ninety (90) days (or, in the event an extension has been obtained in accordance with the rules of the Securities Exchange Commission, one hundred five (105)
days) after the end of each fiscal year of Borrowers, the balance sheets of Borrowers as at the end of such fiscal year, and the related statements of income and statements of cash flow for such year, each setting forth in comparative form the figures for the previous fiscal year, all such statements to be in reasonable detail, prepared in accordance with GAAP, and all such statements to be certified by independent certified public accountants satisfactory to EIF, together with a written statement from such accountants to the effect that they have read a copy of this Agreement, and that, in making the examination necessary to said certification, they have obtained no knowledge of any Default or Event of Default, or, if such accountants shall have obtained knowledge of any then existing Default or Event of Default, they shall disclose in such statement any such Default or Event of Default; provided that such accountants shall not be liable to EIF for failure to obtain knowledge of any Default or Event of Default;

               (b) As soon as practicable, but in any event not later than forty-five (45) days (or, in the event an extension has been obtained in accordance with the rules of the Securities Exchange Commission, fifty (50)
days) after the end of each calendar quarter of each fiscal year of Borrowers, the unaudited balance sheets of Borrowers as at the end of such quarter, and the related statements of income and statements of cash flow for the portion of Borrowers' fiscal year then elapsed, all in reasonable detail and prepared in accordance with GAAP, subject to year-end adjustments, together with a certification by the principal financial or accounting officer of Borrowers that the information contained in such financial statements is true and accurate;

               (c) Simultaneously with the delivery of the financial statements referred to in (b) above, a certification by the principal financial or accounting officer of Foreland that (i) a review of the activities of Borrowers has been made under such officer's supervision with a view to determining whether Borrowers have fulfilled all obligations under the Loan Documents; (ii) Borrowers have fulfilled all obligations under such Loan Documents and all representations made herein or therein continue to be true and correct (or specifying the nature of any change), or if a Borrower shall be in Default, specifying any Default and the nature and status thereof; and (iii) to the extent requested from time to time by EIF, Borrowers have complied with any and all of its representations or obligations under such Loan Documents. The certificate shall also include each Borrower's calculation of the financial covenants set forth in Section 7.23 of this Agreement.

               (d) As soon as practicable, but in any event not later than forty-five (45) days after the end of each fiscal quarter of Borrowers, a report (in a form reasonably satisfactory to EIF) from the principal financial or accounting officer of each Borrower that (i) itemizes each expenditure of the proceeds of the Loans during such fiscal quarter, on a well-by-well, project-by-project and asset-by-asset basis, and (ii) certifies that such expenditures, when aggregated with all prior expenditures of the proceeds of the Loans, do not exceed one hundred ten percent (110%) of the projected acquisition and development costs approved by EIF prior to funding the Loans. If the development costs for any well or project shall have exceeded one hundred ten percent (110%) of the projected development costs approved by EIF for such well or project, then the Treasurer shall identify such well(s) or projects and shall explain the reason(s) for such cost overruns.

               (e) Within sixty (60) days after the end of any calendar year, Borrowers shall provide information necessary for a Reserve Report to be prepared by Mohajir & Associates, or such other independent engineering firm as shall be mutually agreeable to EIF and Borrowers (with the cost of preparing such report to be borne by Borrowers).

               (f) Promptly after receipt by Borrowers, copies of any other independent reserve reports with respect to the Collateral;

               (g) Promptly after preparation by Borrowers, copies of any Internal Reserve Report with respect to the Collateral;

               (h) Within ninety (90) days of the close of Borrowers' fiscal years, an annual operations report, and, within forty-five (45) days of the close of each fiscal quarter of Borrowers, a quarterly operations statement, each setting forth for the applicable period the production results of the Properties on a well-by-well and asset-by-asset basis, and, within ten (10) days of the end of any calendar month, a report describing the volumes of production of Hydrocarbons for the most recent month for which information is available and any other material operating developments and any other information of the type that would be provided a working interest owner;

               (i) Within forty-five (45) days of the end of any of Borrowers' fiscal quarters, a report listing each Collateral well or Property and Borrowers' then current decimal ownership interest therein if a change has occurred during such fiscal quarter;

               (j) Borrowers shall deliver to EIF, at least fifteen (15) days prior to July 1 and January 1 of each calendar year, a Development Plan and Budget acceptable to EIF in its sole discretion; and

               (k) From time to time, such engineering data and other information regarding the business, affairs, oil and gas properties, and other assets or financial condition of Borrowers as EIF may reasonably request.

          7.4 Existence; Maintenance of Collateral. Borrowers shall do or cause to be done all things necessary to preserve and keep in full force and effect their existence, rights and franchises, except when failure to do so would not have a material adverse effect on Borrowers. Borrowers shall cause all of the Collateral and their businesses to be maintained and kept, in accordance with sound field practices, in good condition, repair and working order and supplied with all necessary equipment and shall cause to be made all necessary repairs, renewals, replacements, betterments, and improvements thereof.

          7.5 Title to Properties. Borrowers shall maintain their good and marketable title to the Collateral, free and clear of all Liens, except for Permitted Liens and EIF Liens. Borrowers shall warrant and forever defend their right, title and interest in and to the Collateral against the claims and demands of every Person whatsoever claiming or which may claim the same or any part thereof.

          7.6 Mineral Interests. Borrowers shall continuously maintain and perpetuate all Mineral Interests now owned or hereafter acquired by Borrowers that are Collateral under this Agreement, in accordance with the best usage and custom in the industry and in compliance (in all material respects) with applicable Requirements of Law.

               (a) Borrowers shall not (i) permit the surrender, abandonment, release or termination, in whole or in part, of any Mineral Interest now owned or hereafter acquired by Borrowers which is Collateral at such time, unless Borrowers reasonably determine that continuation of such Mineral Interest would not be economically prudent and gives EIF forty-five (45) days' notice of such determination, or (ii) enter into any agreement related to, or any amendment or modification of, any Mineral Interest now owned or hereafter acquired by Borrower subject to this Agreement, or any operating agreement, unit agreement, easement, license, franchise, permit or other similar contract or agreement of any character in respect to title to or operation of such Mineral Interests, without EIF's consent, which consent will not be unreasonably withheld.

          7.7 Contract Approval. Borrowers shall submit to EIF for its review and approval at least ten (10) days in advance of the date Borrowers intend to enter into a contract (including a modification or amendment of any existing contract), each proposed contract for the sale and/or transportation of Hydrocarbons produced from the Properties if such contract was not in effect as of the date of this Agreement and has a term of ninety (90) days or more ("Proposed Hydrocarbon Contracts"). Borrowers shall not enter into any Proposed Hydrocarbon Contracts that establish pricing and have a term of one year or more or make deliveries thereunder without obtaining EIF's prior written approval, which approval shall not be unreasonably withheld if EIF's security position is not adversely affected thereby.

          7.8 Insurance. Borrowers shall acquire and continue to maintain, with financially sound and reputable insurers, insurance with respect to their properties and business against such liabilities, casualties, risks and contingencies and in such types and amounts as is customary in the case of Persons engaged in the same or similar businesses and similarly situated; provided, however, that Borrowers shall maintain liability insurance in the amount of not less than $2,000,000 with a deductible not to exceed $500 per claim. Borrowers shall furnish or cause to be furnished copies of binders relating to such insurance to EIF prior to Funding and from time to time a summary of the insurance coverage of Borrowers in form and substance satisfactory to EIF and if requested will furnish EIF copies of the applicable policies. In the case of any fire, accident or other casualty causing loss or damage to the properties of Borrowers, the proceeds of such policies shall be used (i) to repair or replace the damaged property, or (ii) subject to EIF's prior written consent and notwithstanding any restriction on prepayment, to prepay the Loans without premium or penalty.

          7.9 Taxes and Other Claims. Borrowers shall duly pay and discharge before the same shall become overdue all taxes, assessments and other governmental charges imposed upon Borrowers and its properties, sales and activities, or any part thereof, or upon the income or profits therefrom, or burdening the Properties or Collateral, as well as all claims for labor, materials, or supplies, including all such claims incurred in connection with operation of the Properties or Collateral or the drilling of wells thereon or the production, storing or marketing of gas or other Hydrocarbons therefrom, which if unpaid might by law become a lien or charge upon any of its property; provided, however, that any such tax, assessment, charge, levy or claim need not be paid if the validity or amount thereof shall currently be contested by Borrowers in good faith by appropriate proceedings and if Borrowers shall have set aside on their books adequate reserves with respect thereto; and provided, further, that Borrowers shall pay all such taxes, assessments, charges, levies or claims forthwith upon the commencement of proceedings to foreclose any material lien which may have attached as security therefor.

          7.10 Securities Filings. Borrowers shall duly file or cause to be filed, within the times and within the manner prescribed by law (including all permitted extensions), all federal and state securities and blue sky filings that are required to be filed by, or with respect to, Borrowers, including without limitation all filings required to be made pursuant to the Securities Exchange Act of 1934. Borrowers shall deliver to EIF copies of all filings made with the Securities Exchange Commission and any state securities commission or agency within three (3) days of such filing. If a filing to be made by Borrowers with the Securities Exchange Commission or a state securities commission or agency refers to EIF, preliminary copies of such filing shall be delivered to EIF and to EIF's counsel no later than two (2) Business Days prior to such filing with a final copy delivered to EIF at the time of filing. Borrowers shall also deliver to EIF copies of all press releases at the time of release; unless such release refers to EIF, in which case advance copies shall be delivered to EIF and to EIF's counsel no later than two (2) Business Days prior to such release.

          7.11 Inspection of Properties and Books. Borrowers shall permit EIF and its authorized representatives to (a) visit and inspect any of its properties and to examine their books and records (and to make copies thereof and extracts therefrom, provided that EIF will use its reasonable efforts to preserve the confidentiality of any information derived therefrom), and (b) discuss the affairs, finances and accounts of Borrowers with, and to be advised as to the same by, the officers of Borrowers, independent accountants, and independent engineers all at such reasonable times and intervals as EIF may reasonably request.

          7.12 Compliance with Laws, Contracts, Licenses and Permits. Borrowers shall comply with (i) all Permits and Requirements of Law, (ii) the provisions of its charter or organizational documents and bylaws operating agreement, (iii) all agreements and instruments by which they or any of their properties may be bound, and (iv) all applicable decrees, orders, and judgments, except in each case where noncompliance would not have a material adverse effect on the business, assets or financial condition of Borrowers. If at any time while any Loan or any Note is outstanding, any authorization, consent, approval, permit or license from any officer, agency or instrumentality of any government shall become necessary or required in order that Borrowers may fulfill any of its obligations hereunder, Borrowers shall immediately take all reasonable steps within their power to obtain such authorization, consent, approval, permit or license and furnish EIF with evidence thereof.

          7.13 Litigation. Borrowers shall promptly give EIF notice of all legal or arbitral proceedings, and of all proceedings before any governmental or regulatory authority or agency, to which either Borrower is a party or which affects either Borrower and of which either Borrower is aware, except for proceedings before any governmental or regulatory authority or agency occurring in the ordinary course of Borrowers' business, and that would not have a material adverse effect upon either Borrower's business or the Collateral if determined adversely to such Borrower.

          7.14 Further Assurances. Borrowers shall cooperate with EIF and execute such further instruments and documents as EIF shall reasonably request to carry out to EIF's satisfaction the transactions contemplated by this Agreement or the Loan Documents, including, without limitation, curing any defects in the Loan Documents and executing and delivering to EIF such further instruments and documents appropriate to further evidence and more fully describe the Collateral, to correct any omissions in the Loan Documents, to fully state the security obligations described in this Agreement or the Loan Documents, to perfect, protect or preserve any EIF Liens created pursuant to any of the Loan Documents, or to make any recordings, to file any notices, or to obtain any consents appropriate to carry out the transactions contemplated by this Agreement or the Loan Documents.

          7.15 Notices. Borrowers shall promptly after acquiring knowledge thereof notify EIF in writing of the occurrence of any Default or Event of Default and of any material adverse change in the business, assets or financial condition of either Borrower. If any Person shall give any notice or take any other action in respect of a claimed default (whether or not constituting an Event of Default) under this Agreement or any other note, evidence of indebtedness, indenture or other obligation to which or with respect to which either Borrower is a party or obligor, whether as principal or surety, Borrowers shall forthwith give written notice thereof to EIF, describing the notice or action and the nature of the claimed default.

          7.16 Use of Proceeds. Borrowers shall use the proceeds of the Loans for the purposes set forth in Sections 2.1, 2.2 and 2.3 of this Agreement. Borrowers shall maintain any funds that have been advanced for such purposes, but not expended, at a depository institution satisfactory to EIF and will deliver copies of all invoices for expenditure of such funds to EIF. Borrowers shall not, without EIF's prior written approval, make any expenditure of the Development Loan in an amount in excess of 110% of the amount stated in the AFE pertaining to such expenditure that was approved by EIF.
          7.17 Dividends, Distributions and Redemptions. Borrowers shall not declare or pay any dividend, purchase, redeem or otherwise acquire for value any of its stock now or hereafter outstanding, or return any capital or make any other distribution to their stockholders or members, except to the extent such declaration, payment, purchase, redemption, acquisition or return is solely between the Borrowers.

          7.18 Nature of Business. Borrowers shall not engage in any business other than oil and gas exploration, development, production, processing, transportation and marketing, and business activities ancillary thereto.

          7.19 Restrictions on Liens. Borrowers shall not create or incur, or suffer to be created or incurred or to exist, any Lien (other than EIF Liens or Permitted Liens) upon any of the Collateral, whether now owned or hereafter acquired, or upon the proceeds, income or profits therefrom, and shall pay all vendor payables and other trade payables when due.

          7.20    Collateral Sales.  Except as set forth in Sections 7.6 and
7.7 of this Agreement, Borrowers shall not sell, lease, assign, transfer or otherwise dispose of any of the Collateral, except (i) for sales of Hydrocarbons in the ordinary course of Borrowers' business and (ii) as otherwise permitted pursuant to the Security Instruments.

          7.21 Sale or Discount of Receivables. Borrowers shall not discount or sell any of their notes receivable or accounts receivable.

          7.22 Affiliate Transactions. Borrowers shall not engage in any transaction with any of their Affiliates, except on terms no less favorable than are obtainable in arms-length transactions with third parties.

          7.23    Financial Covenants.

               (a) The ratio of (i) Borrower's total liabilities to (ii) its shareholders' equity less (A) any portion thereof attributable to preferred stock with respect to which any sinking fund or redemption payments are required on or before the termination of the Loans and (B) the amount of all items that would be treated as intangible assets under generally accepted accounting principles, shall not exceed 1 to 1.

               (b) Until December 31, 1998, the ratio of Borrower's (i) current assets to (ii) current liabilities, exclusive of any portion of the Loans that has been classified as current, shall not be less than 1 to 1. Effective January 1, 1999, Borrowers' current assets shall at all times be $200,000 more than current liabilities, exclusive of any portion of the Loans that has been classified as current.

               (c) As of the last day of each fiscal quarter starting with the second calendar quarter of 1998, the ratio of Borrower's (i) net income before income taxes, plus interest expense, depreciation, depletion, and amortization and other non-cash expense items used in or provided by operating activities deducted in determining such net income to (ii) total debt service expense, shall not be less than 1 to 1. Effective as of the first fiscal quarter of 1999, the ratio of Borrower's (i) net income before income taxes, plus interest expense, depreciation, depletion, and amortization and other non-cash expense items used in or provided by operating activities deducted in determining such net income to (ii) total debt service expense, shall not be less than 1.2 to 1.

               (d) Borrower shall not incur any additional debt including operating or financing leases (excluding trade payables incurred in the ordinary course of business) without the prior written consent of EIF.

               (e) For the calendar year 1998, Borrower's exploration expense and general and administrative overhead expenses will not exceed $400,000 per fiscal quarter. For the calendar year 1999 and thereafter, Borrower's general and administrative overhead expenses will not exceed fifteen percent (15%) of Borrower's net income before income taxes, plus interest expense, depreciation, depletion, amortization and other non-cash expense items used in or provided by operating activities , and general and administrative expenses deducted in determining such net income, calculated on the last day of each fiscal quarter. For the calendar year 1999 and thereafter, Borrower's exploration expenses will not exceed 15% of Borrower's net income before income taxes, plus interest expense, depreciation, depletion, amortization, and other non-cash expense items used in or provided by operating activities, exploration expense and general and administrative expenses deducted in determining such net income, calculated on the last day of each fiscal quarter.

          7.24 Key Employee. Borrowers shall continue to employ N. Thomas Steele as President of Foreland on a full-time basis with substantially the same responsibilities as of the date of this Agreement.

          7.25 Preliminary Site Assessment Inspection. Borrowers will comply with the recommendations set out in that certain Preliminary Site Assessment Inspection report dated December 1997, prepared by WZI Inc. of Bakersfield, California, by April 1, 1998.

          7.26    Environmental Laws Compliance.  Borrowers shall:

               (a) Comply with all applicable Environmental Laws as they relate to the Properties and shall maintain and obtain, or cause to be maintained and obtained, all permits, licenses, and approvals now or hereafter required under all applicable Environmental Laws as they relate to the Properties;

               (b) Not do or permit anything to be done that will subject the Properties, Borrowers or EIF to any liability under any applicable Environmental Laws as they relate to the Properties, assuming disclosure to governmental authorities of all relevant facts, conditions and circumstances, if any, pertaining to the Properties;

               (c) Promptly notify EIF in writing of any Environmental Complaint relating to the Properties which is known to Borrowers, or any other existing, pending, or threatened investigation or inquiry by any governmental authority relating to the Properties known to Borrowers and in connection with any applicable Environmental Laws;

               (d) Take, or cause to be taken, all steps necessary to determine that no Hazardous Materials have been: (i) used or stored on, in or in connection with any Properties that Borrowers acquires with any funds that Borrowers receive from EIF in accordance with this Agreement, or disposed from such Properties, or (ii) treated, processed, discharged, or released on, to, in or from such Properties, except, in each case, in full compliance with all applicable Environmental Laws;

               (e) Not cause or permit: (i) the use or storage of Hazardous Materials on, in or in any manner in connection with the Properties, or (ii) the treatment, processing, discharge, or release of any Hazardous Materials on, to, in or from the Properties, except, in each case, in full compliance with all applicable Environmental Laws;

               (f) Keep, or cause the Properties to be kept, free of any and all Hazardous Materials, and shall remove the same (or if removal is prohibited by applicable law, shall take whatever action is required by applicable law) promptly upon discovery of such Hazardous Materials at Borrowers' sole cost and expense, except in full compliance with all applicable Environmental Laws; and

               (g) Provide, upon EIF's reasonable request, at any time, and from time to time inspections, tests and audits of the Properties from an engineering or consulting firm approved by EIF indicating the presence or absence of Hazardous Materials on the Properties and compliance with all applicable Environmental Laws.

          7.27 Corporate Name and Address. Neither Borrower shall change its name or change the address of its principal place of business or executive office unless it has provided not less than thirty (30) days' prior written notice to EIF of such change.

          7.28 Mergers and Sales of Assets. Without the prior written approval of EIF, Borrowers shall not merge or consolidate with or into any other entity unless such Borrower is the surviving entity and no Event of Default has occurred or will occur as a result of such merger or consolidation. Borrowers shall not lease, sell or transfer all, or substantially all, of its property, assets or business to any other Person, or dispose of or sell any material portion of its assets, property or business, or dispose of any equity in any subsidiary.

          7.29 Change of Control. Borrowers shall utilize their best efforts to not permit a Change of Control to occur and shall notify EIF within five (5) business days of obtaining information that a Change in Control may occur or is contemplated by any Person.

          7.30 Operation of Assets. Borrowers shall operate, or (if Borrowers are not the operator thereof) shall use its best efforts to cause the operator thereof to operate, the Properties and all wells hereafter drilled upon or affecting the Properties continuously, in good and workmanlike manner, in accordance with the best usages of operators of leases in the area where the Properties are located and in accordance with the rules and regulations of all Requirements of Law.

          7.31 Borrower as Operator. Borrowers shall use their best efforts to become and remain the operator of the New Properties.

          7.32 ERISA Compliance. Borrowers will make, and, if reasonably within its control, will cause each ERISA Affiliate to make, all payments or contributions to the Employee Benefit Plans and Multiemployer Plans required under the terms thereof and in accordance with the funding requirements applicable to such plans under ERISA and the Code and applicable collective bargaining agreements. Borrowers will cause all Employee Benefit Plans that they sponsor, and, if reasonably within their control, will cause each ERISA Affiliate to cause all Employee Benefit Plans that such ERISA Affiliate sponsors, to be maintained in substantial compliance with ERISA and the Code and, if applicable, to maintain the qualified status of each Employee Benefit Plan under the Code. Borrowers will not engage, and, if reasonably within their control, will not permit or suffer any ERISA Affiliate or fiduciary of any Employee Benefit Plan to engage, in any Prohibited Transaction for which an exemption is not available and that is likely to give rise to liability to Borrowers or any ERISA Affiliates.

               (a) Borrowers will notify EIF promptly of any Reportable Event or Termination Event or any partial or complete withdrawal from any Multiemployer Plan that may result in any Withdrawal Liability of Borrowers or any ERISA Affiliate or upon learning of any insolvency, reorganization status, or termination of a Multiemployer Plan that may result in liability of Borrowers or any ERISA Affiliate, together with the actions proposed to be taken by Borrowers or any ERISA Affiliate. Borrowers will furnish to EIF a copy of any request for waiver of the minimum funding standards required by ERISA or the Code promptly after submission thereof to a governmental authority.

               (b) Borrowers covenant and agree with EIF that, so long as this Agreement shall remain in effect, unless EIF otherwise consents in writing, which consent shall not be unreasonably withheld, Borrowers will not:

                    (i) Cause any Employee Benefit Plan to become subject to Title IV or Section 302 of ERISA or Section 412 of the Code, except those plans to which those sections apply as of the date of this Agreement;

                    (ii) Adopt any new plan, fund, or other arrangement that would be subject to Title IV or Section 302 of ERISA or Section 412 of the Code; or

                    (iii) Adopt or incur any new obligation to contribute to any Multiemployer Plan.

          7.33 Additional Information. For so long as the Loans remain outstanding, Borrowers shall permit EIF to substantially participate in, and influence the conduct of, management of Borrowers through the exercise of any and all of the following rights (provided, however, that EIF shall have no right to direct the management of Borrowers):

               (a) promptly provide to EIF such information as EIF shall reasonably request regarding Borrowers' business, financial condition and prospects;

               (b) if EIF reasonably believes that financial or other developments affecting Borrowers have impaired or are likely to impair Borrowers' ability to perform their obligations under this Agreement, permit EIF, upon request, reasonable access to Borrowers' management and/or Board of Directors to present its views with respect to such developments;

               (c)      provide to EIF the financial information required in
Section 7.3 of this Agreement; and

               (d) permit EIF to make the examinations and inspections of properties, books and records, and to consult with Borrower's officers, as required in Section 7.11 of this Agreement.

          7.34 No Loans or Guarantees to Officers, Directors, Managers or Shareholders/Partners. Borrowers shall not, directly or indirectly, make any guarantee, loan, advance, extension of credit, commitment to fund, or commitment to satisfy in any way, any debt, liability, or other obligation to any Person (except for the other Borrower), including its officers, directors, managers, employees, shareholders, partners or any Affiliate of such person, including, without limitation (a) an obligation to any bank under any letter of credit, (b) an obligation to maintain working capital or equity capital of the business other than the initial investment, or (c) an obligation to otherwise maintain the net worth or solvency of the business, with respect to any business in which Borrowers are engaged other than the business described in Section 7.18 of this Agreement. Neither Borrower shall make any repayment on any Indebtedness owed to any of their respective Affiliates, or any shareholder, member, officer, director, manager or Affiliate of such person, except that repayment may be made to the individuals set forth on Schedule 5.22 for the amounts set forth on such schedule.

          7.35 Bonuses. Borrowers may pay bonuses to executive officers, general partners or managers or materially change the current compensation arrangements so long as Borrowers are in compliance with the terms of
Section 7.23 of this Agreement.

          7.36 G&A Budget. On or before March 1 of each year, Borrowers shall submit an annual General and Administrative Budget to EIF that includes the salaries of each officer and significant employee, together with all consulting fees and arrangements, all of which shall be approved by EIF. Failure to (i) comply with such budget, or (ii) submit to EIF for approval, shall constitute an Event of Default pursuant to this Agreement. Borrowers shall not use proceeds of any Loan to pay any salaries, consulting fees or other arrangements, unless such proceeds are specifically allocated to such purpose in the AFE.

          7.37 Foreclosure. After an Event of Default, Borrowers agree that they will not attempt in any way to hinder or interfere with the exercise of the power of sale granted in any of the Security Instruments, including without limitation the filing of a lis pendens, the initiation of any lawsuit or the requesting of injunctive relief from any court or tribunal, or any other action which would have the effect of hindering or delaying the exercise by EIF of any right or remedy under this Agreement or any Security Instrument, and Borrowers shall execute and deliver to EIF any instrument reasonably requested by EIF and prepared at their expense, which is necessary to fully vest title to the Properties in EIF or the purchaser(s) of all or part of the Properties pursuant to any sale as provided for in the Security Instruments.

          7.38 Updates to Purchasers of Production Information. Borrowers shall notify EIF in writing and within thirty (30) days of any changes to the information provided in Section 6.2(k) of this Agreement.

          7.39 Warrants. If equity securities in Eagle Springs, or any successor thereto, are registered pursuant to the Securities Act of 1933 and/or pursuant to section 12 of the Securities Exchange Act of 1934 (the "Exchange Act") (a "Public Company"), Borrowers shall, if EIF so elects, cause such Public Company to issue warrants to EIF within thirty (30) days of such election with substantially similar terms and conditions as Warrant
No. 1 and Warrant No. 2 (the "Eagle Springs Warrants") and upon issuance of the Eagle Springs Warrants, EIF will deliver Warrant No. 1 and Warrant No. 2 to Foreland for cancellation.

          If, during the term of the Warrant No. 1, Foreland issues additional shares of common stock at a price of less than Six Dollars ($6) per share, Foreland shall deliver to EIF within five (5) days of such issuance an additional warrant in the form of Warrant No. 1 for common stock of Foreland equal to ten percent (10%) of the shares so issued. If Foreland issues securities convertible or exercisable into common stock of Foreland at a conversion or exercise price of less than Six Dollars ($6) per share and such securities are converted or exercised into common stock or repurchased by Foreland during the term of Warrant No. 1, Foreland shall deliver to EIF within five (5) days of such conversion or exercise an additional warrant in the form of Warrant No. 1 for common stock of Foreland equal to ten percent (10%) of the shares issued pursuant to such conversion or exercise. If, during the term of Warrant No. 2, Foreland issues additional shares of common stock at a price between Six Dollars ($6) and Ten Dollars ($10) per share (inclusive), Foreland shall deliver to EIF within five (5) days of such issuance an additional warrant in the form of Warrant No. 2 for common stock of Foreland equal to ten percent (10%) of the shares so issued. If Foreland issues securities convertible or exercisable into common stock of Foreland at a conversion or exercise price between Six Dollars ($6) and Ten Dollars ($10) per share (inclusive) and such securities are converted or exercised into common stock or repurchased by Foreland during the term of Warrant No. 2, Foreland shall deliver to EIF within five (5) days of such conversion or exercise an additional warrant in the form of Warrant No. 2 for common stock of Foreland equal to ten percent (10%) of the shares issued pursuant to such conversion or exercise. The foregoing provisions of this paragraph shall not apply to securities issued pursuant to options, warrants, calls, subscriptions, rights, agreements or commitments set forth on
Schedule 5.23.

          If, during the term of the Warrants, Foreland (i) issues additional shares of common stock at a price of Three Dollars Seventy-Five Cents ($3.75) per share or less, or (ii) issues securities convertible or exercisable into common stock of Foreland at a conversion or exercise price of Three Dollars Seventy-Five Cents ($3.75) per share or less and such securities are converted or exercised into common stock or repurchased by Foreland during the term of the Warrants, the provisions of the second paragraph of this Section shall not apply. In such instance, Foreland shall deliver to EIF within five (5) days of such issuance of common stock or conversion or exercise of the convertible or exercisable security, a warrant in the form of Warrant No. 1 and Warrant No. 2 for the number of shares represented by Warrant No. 1 and Warrant No. 2 on such issuance date at an exercise price equal to the sales, conversion price or exercise of such issuance. Upon issuance thereof, EIF will deliver Warrant No. 1 and Warrant No. 2 to Foreland for cancellation. Further, the foregoing provisions of this Section shall not apply: (1) if Foreland issues additional securities, the proceeds of which, either partially or in full, are used to repay the Loans in full within thirty (30) days, or (ii) if Foreland issues equity securities in one offering with net proceeds to Foreland of Twenty Million Dollars ($20,000,000) or more.

                                   ARTICLE 8
                       EVENTS OF DEFAULT; ACCELERATION

          8.1 If any of the following events (an "Event of Default," or, if the giving of notice or the lapse of time or both is required, then, prior to such notice and/or lapse of time, a "Default") shall occur:

               (a) Borrowers shall fail to make any payment of principal or interest on any Loan within five (5) Business Days after the date that such payment is due;

               (b) Borrowers shall fail to pay any fees, overriding royalty payments or other sums due hereunder or under any Loan Document within ten (10) days after the date that any such payment is due;

               (c) Borrowers shall fail to either (i) make a prepayment to EIF, or (ii) grant and convey to EIF additional collateral, in compliance with the terms of Section 2.14 of this Agreement within the time period on which
Section 2.14 requires Borrowers to take such action;

               (d) Borrowers shall fail to perform any other term, covenant or agreement contained herein or in any Loan Document and such failure shall continue for thirty (30) days after written notice of such failure has been given to Borrower by EIF;

               (e) An event of default entitling EIF to accelerate any other loan from EIF to Borrower shall occur;

               (f) Any representation or warranty of Borrowers in this Agreement or in any document or instrument delivered pursuant to or in connection with this Agreement or any other Loan Document shall prove to have been false in any material respect upon the date when made;

               (g) Either Borrower shall default in the payment of any principal of or interest on any Indebtedness aggregating $25,000 or more beyond any period of grace provided with respect thereto unless the validity or amount of such Indebtedness shall currently be contested by such Borrowers in good faith by appropriate proceedings and unless such Borrower shall have set aside on its books adequate reserves with respect thereto; or any other event shall occur which is specified in any note, agreement, indenture or other document evidencing or relating to any such Indebtedness if the effect of such event is to cause or to permit the holder or holders of such Indebtedness to cause (assuming the giving of any notice and the lapse of any time period commencing on the giving of notice) such Indebtedness to become due prior to its stated maturity;

               (h) Either Borrower shall: (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property; (ii) be generally unable to pay its debts as such debts become due; (iii) make a general assignment for the benefit of its creditors; (iv) commence a voluntary case under the United States Bankruptcy Code (as now or hereafter in effect); (v) file a petition seeking to take advantage of any other law of any jurisdiction relating to bankruptcy, insolvency, reorganization, winding-up, or composition or readjustment of debts; (vi) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against such Borrower in an involuntary case under the United States Bankruptcy Code; or (vii) take any action for the purpose of effecting any of the foregoing;

               (i) A proceeding or case shall be commenced, without the application or consent of Borrowers, in any court of competent jurisdiction, seeking (i) either Borrower's liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of either Borrower or of all or any substantial part of such Borrower's assets, or (iii) similar relief in respect of such Borrower under any law of any jurisdiction relating to bankruptcy, insolvency, reorganization, winding-up, or the composition or readjustment of its debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect for a period of sixty (60) days; or an order for relief against either Borrower shall be entered in an involuntary case under any bankruptcy, insolvency, reorganization, winding-up, composition, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction; or

               (j)     A Change of Control of either Borrower shall occur;

               (k) There shall remain in force, undischarged, unsatisfied or unstayed, for more than sixty (60) days, any final judgment against either Borrower that, with other outstanding final judgments, undischarged, against Borrower exceeds in the aggregate $25,000;

               (l) Any breach of a representation, warranty, or covenant contained herein regarding any Employee Benefit Plan that, in the opinion of EIF, could subject either Borrower to any material tax, penalty or other liability; any Employee Benefit Plan or Multiemployer Plan shall fail to maintain the minimum funding standard required for any plan year or part thereof or extension of any amortization period is sought or granted under Section 412 of the Code; any Employee Benefit Plan or Multiemployer Plan is, shall have been, or is likely to be terminated or the subject of termination proceedings under ERISA; any Prohibited Transaction shall occur involving any Employee Benefit Plan; any Termination Event shall occur with respect to any Employee Benefit Plan; any Employee Benefit Plan shall have an Unfunded Current Liability; provided that there shall result from any such event or events the imposition of a lien upon the assets of either Borrower or any ERISA Affiliate, the granting of a security interest, or a liability or a material risk of incurring a liability to the PBGC or a Multiemployer Plan or an Employee Benefit Plan or a trustee appointed under ERISA or a penalty under Section 4971 of the Code (or any combination thereof), which, in the opinion of EIF, will have a material adverse effect upon the business, operations, condition (financial or otherwise) or prospects of either Borrower or any ERISA Affiliate.

Then, and in any such event, so long as the same may be continuing, EIF may, by notice in writing to Borrowers, declare all amounts owing with respect to this Agreement and the Notes to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by Borrowers; provided that in the event of any Event of Default specified in paragraphs (h) and (i) hereof, all such amounts shall become immediately due and payable automatically and without any requirement of notice from EIF. In addition, upon the occurrence of an Event of Default, EIF may exercise any of its rights and remedies under any of the Security Instruments.

                                   ARTICLE 9
                               INDEMNIFICATION

          9.1 Environmental Indemnity. Borrowers shall indemnify, defend, and hold harmless EIF, its Affiliates, and their respective directors, officers, shareholders, partners, employees, consultants and agents (herein individually called an "Indemnified Party," and collectively called "Indemnified Parties") from and against, and shall reimburse and pay Indemnified Parties with respect to, any and all claims, demands, liabilities, losses, damages (including without limitation actual, consequential, exemplary and punitive damages), causes of action, judgments, penalties, fees, costs and expenses (including without limitation attorneys' fees, court costs and legal expenses and consultant's and expert's fees and expenses) of any and every kind or character, known or unknown, fixed or contingent, that may be imposed upon, asserted against, or incurred or paid by or on behalf of any Indemnified Party on account of, in connection with, or arising out of (a) the breach of any representation or warranty of Borrowers relating to Environmental Laws or Hazardous Materials, or
(b) the failure of Borrowers to perform any agreement, covenant or obligation required to be performed by Borrowers relating to Environmental Laws or Hazardous Materials, (c) any violation of or failure to comply with any Environmental Law now existing or hereafter occurring, (d) the removal of Hazardous Materials from the Properties (or if removal is prohibited by law, the taking of whatever action is required by law), (e) any act, omission, event or circumstance existing or occurring or resulting from or in connection with the ownership, construction, occupancy, operation, use or maintenance of the Properties, regardless of whether the act, omission, event or circumstance constituted a violation of or failure to comply with any Environmental Law at the time of its existence or occurrence, and (f) any and all claims or proceedings (whether brought by private party or governmental agency) for bodily injury, property damage, abatement or remediation, environmental damage, or impairment or any other injury or damage resulting from or relating to any Hazardous Material located upon or migrating into, on, from or through the Properties (whether or not any or all of the foregoing was caused by Borrowers, a prior owner of the Properties, an operator or prior operator of the Properties, their respective tenants or subtenants, or any third party and whether or not the alleged liability is attributable to the handling, storage, use, treatment, processing, distribution, manufacture, generation, discharge, transportation or disposal of such Hazardous Material or the mere presence of such Hazardous Material on the Properties). Without limiting the generality of the foregoing, it is the intention of Borrowers and Borrowers agree that the foregoing indemnities shall apply to each Indemnified Party with respect to claims, demands, liabilities, losses, damages (including without limitation actual, consequential, exemplary and punitive damages), causes of action, judgments, penalties, fees, costs, court costs and legal expenses and consultant's and expert's fees and expenses, of any kind or character, known or unknown, fixed or contingent, that in whole or in part are caused by or arise out of the negligence of such Indemnified Party; however, such indemnities shall not apply to any Indemnified Party to the extent the subject of the indemnification is caused by or arises out of the gross negligence or willful misconduct of such Indemnified Party. The foregoing indemnities shall be perpetual and shall survive the payment or satisfaction of the Loans and the release, foreclosure or other termination of the Security Instruments. Any amount to be paid hereunder by Borrowers to EIF or for which Borrowers have indemnified an Indemnified Party shall be a demand obligation owing by Borrower to EIF and shall bear interest at the Default Rate until paid, and shall constitute a part of the obligations of Borrowers under this Agreement and shall be indebtedness evidenced by this Agreement and secured by the Security Instruments.

          9.2 GENERAL INDEMNITY. BORROWERS AGREE TO INDEMNIFY EIF UPON DEMAND, FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, PENALTIES, ACTIONS, JUDGMENTS, SUITS, SETTLEMENTS, COSTS, EXPENSES OR DISBURSEMENTS (INCLUDING REASONABLE FEES OF ATTORNEYS, ACCOUNTANTS, EXPERTS AND ADVISORS)
OF ANY KIND OR NATURE WHATSOEVER (IN THIS SECTION COLLECTIVELY CALLED "LIABILITIES AND COSTS") WHICH TO ANY EXTENT (IN WHOLE OR IN PART) MAY BE IMPOSED ON, INCURRED BY, OR ASSERTED AGAINST EIF GROWING OUT OF, RESULTING
FROM OR IN ANY OTHER WAY ASSOCIATED WITH ANY OF THE COLLATERAL, THE LOAN DOCUMENTS, OR THE TRANSACTIONS AND EVENTS (INCLUDING THE ENFORCEMENT OR
DEFENSE THEREOF) AT ANY TIME ASSOCIATED THEREWITH OR CONTEMPLATED THEREIN.
THE FOREGOING INDEMNIFICATION SHALL APPLY WHETHER OR NOT SUCH LIABILITIES
AND COSTS ARE IN ANY WAY OR TO ANY EXTENT CAUSED, IN WHOLE OR IN PART, BY
ANY NEGLIGENT ACT OR OMISSION OF ANY KIND BY EIF, PROVIDED ONLY THAT EIF
SHALL NOT BE ENTITLED UNDER THIS SECTION TO RECEIVE INDEMNIFICATION FOR THAT PORTION, IF ANY, OF ANY LIABILITIES AND COSTS WHICH IS PROXIMATELY CAUSED BY ITS OWN INDIVIDUAL GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, AS DETERMINED IN A FINAL JUDGMENT. IF ANY PERSON (INCLUDING BORROWERS OR ANY OF THEIR AFFILIATES) EVER ALLEGES SUCH GROSS NEGLIGENCE OR WILLFUL MISCONDUCT BY EIF, THE INDEMNIFICATION PROVIDED FOR IN THIS SECTION SHALL NONETHELESS BE PAID UPON DEMAND, SUBJECT TO LATER ADJUSTMENT OR REIMBURSEMENT, UNTIL SUCH TIME AS A COURT OF COMPETENT JURISDICTION ENTERS A FINAL JUDGMENT AS TO THE EXTENT AND EFFECT OF THE ALLEGED GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. ANY AMOUNT TO BE PAID HEREUNDER BY BORROWERS TO EIF, OR FOR WHICH BORROWERS HAVE INDEMNIFIED AN INDEMNIFIED PARTY, SHALL BE A DEMAND OBLIGATION OWING BY BORROWERS TO EIF AND SHALL BEAR INTEREST AT THE DEFAULT RATE UNTIL PAID, AND SHALL CONSTITUTE A PART OF THE OBLIGATIONS OF BORROWERS UNDER THIS AGREEMENT AND SHALL BE INDEBTEDNESS EVIDENCED BY THIS AGREEMENT AND SECURED BY THE SECURITY INSTRUMENTS. AS USED IN THIS SECTION THE TERM "EIF" SHALL REFER NOT ONLY TO THE PERSON DESIGNATED AS SUCH IN THIS SECTION BUT ALSO TO EACH DIRECTOR, OFFICER, PARTNER, AGENT, ATTORNEY, EMPLOYEE, REPRESENTATIVE AND AFFILIATE OF SUCH PERSON.

                                  ARTICLE 10
                                   EXPENSES

          10.1 Upon written request of EIF, Borrowers shall pay all reasonable costs and expenses incurred in connection with (i) EIF's due diligence review, and (ii) the preparation, execution and delivery, administration, amendment, and enforcement of this Agreement, the Notes, the Loan Documents, the Security Instruments, and any agreements or documents prepared in connection therewith, including but not limited to the reasonable fees and out-of-pocket expenses of EIF's attorneys and engineers.

                                  ARTICLE 11
                            NOTICES; MISCELLANEOUS

          11.1 Notices. All notices and other communications made or required to be given pursuant to this Agreement or the Notes shall be in writing and shall be deemed given if delivered personally or by facsimile transmission (if receipt is confirmed by the facsimile operator of the recipient), or delivered by overnight courier service or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof):

               (i)  To Borrowers, as follows:

               Foreland Corporation
               12596 West Bayaud Avenue
               Suite 300
               Lakewood, CO  80228-2019
               Attn:  N. Thomas Steele
               Facsimile No.:  (303) 988-3234

               (ii)  To EIF:

               Energy Income Fund, L.P.
               136 Dwight Road
               Longmeadow, MA  01106
               Attn:  Robert D. Gershen
               Facsimile No.:  (413) 567-7926

          Copies of all notices other than reports or other routine communications shall be delivered to:

               Wilmer, Cutler & Pickering
               2445 M Street, N.W.
               Washington, D.C.  20037
               Attn:  Russell J. Bruemmer
               Facsimile No.:  (202) 663-6363

          Any notice hereunder delivered in person or by facsimile (if receipt is confirmed by the facsimile operator of the recipient) shall be deemed given on the date thereof, any notice by registered or certified mail shall be deemed given three days after the date of mailing; and any notice by overnight courier shall be deemed given two days after shipment or the date of receipt, whichever is earlier.

          11.2    Miscellaneous.

               (a) ENTIRE AGREEMENTAGREEMENT. THIS AGREEMENT SUPERSEDES ALL PRIOR AGREEMENTS BETWEEN THE PARTIES (WRITTEN OR ORAL) AND IS INTENDED AS A COMPLETE AND EXCLUSIVE STATEMENT OF THE TERMS OF THE AGREEMENT BETWEEN THE PARTIES. THIS AGREEMENT MAY BE AMENDED OR MODIFIED ONLY BY A WRITTEN INSTRUMENT DULY EXECUTED BY THE PARTIES.

               (b) GOVERNING LAW. THIS AGREEMENT AND THE NOTES ARE CONTRACTS UNDER THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS AND TOGETHER
WITH ALL MATTERS ARISING UNDER OR GROWING OUT OF THIS AGREEMENT OR THE
NOTES SHALL FOR ALL PURPOSES BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH LAWS OF THE COMMONWEALTH OF MASSACHUSETTS, WITHOUT REGARD TO ITS PRINCIPLES OF CONFLICTS OF LAWS, EXCEPT AS TO ENFORCEMENT OF THE SECURITY INSTRUMENTS. IN ADDITION, EXCEPT AS TO THE VALIDITY AND ENFORCEMENT OF THE SECURITY INSTRUMENTS:
BORROWERS AND EIF AGREE THAT THE TRANSACTIONS CONTEMPLATED HEREBY ("TRANSACTIONS") BEAR A REASONABLE RELATIONSHIP TO THE COMMONWEALTH OF MASSACHUSETTS AND THAT THE LAW OF THE COMMONWEALTH OF MASSACHUSETTS GOVERNS (I) ISSUES RELATING TO THE TRANSACTIONS, INCLUDING THE VALIDITY AND ENFORCEABILITY OF AN AGREEMENT RELATING TO SUCH TRANSACTIONS OR A PROVISION OF AN AGREEMENT, AND (II) THE INTERPRETATION OR CONSTRUCTION OF AN AGREEMENT RELATING TO THE TRANSACTIONS OR A PROVISION OF AN AGREEMENT.

               (c) Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

               (d) Parties in Interest. All the terms of this Agreement and the Notes shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns; provided, that Borrowers may not assign or transfer their rights hereunder without the express prior written consent of EIF.

               (e) No Third Party Beneficiaries. Except as expressly provided herein, nothing in this Agreement shall entitle any person other than Borrowers or EIF or their respective successors and assigns permitted hereby to any claim, cause of action, remedy or right of any kind.

               (f) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in such or any other jurisdiction, so long as the purposes of this Agreement can still be accomplished in the manner anticipated by Borrowers and EIF, or Borrowers and EIF can agree to an acceptable modification to this Agreement. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

               (g) Counterparts. This Agreement may be executed in any number of counterparts, no one of which needs to be executed by both parties, and this Agreement shall be binding upon both parties with the same force and effect as if both parties had signed the same document, and each such signed counterpart shall constitute an original of this Agreement.

               (h) Renewal, Extension or Rearrangement. All provisions of this Agreement and of any Security Instruments relating to the Notes or Loans shall apply with equal force and effect to each and all promissory notes hereinafter executed that in whole or in part represent a renewal, extension for any period, increase or rearrangement of any part of the Loans originally represented by the Notes or of any part of such other Indebtedness.

               (i) Cumulative Rights. The rights and remedies of EIF under the Notes, this Agreement, each Security Instrument and each other Loan Document shall be cumulative, and the exercise or partial exercise of any such right or remedy shall not preclude the exercise of any other right or remedy.

               (j) Consents, Amendments, Waivers, Etc. Except as otherwise expressly provided in this Agreement, any consent or approval required or permitted by this Agreement to be given by EIF may be given, and any term of this Agreement or of any other instrument related hereto or mentioned herein may be amended, and the performance or observance by Borrowers of any terms of this Agreement or such other instrument or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the express written consent of EIF. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon. No course of dealing or delay or omission on the part of EIF in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. No notice to or demand upon Borrowers shall entitle Borrowers to other or further notice or demand in similar or other circumstances.

               (k) Jurisdiction. Any judicial proceeding brought against any of the parties hereto, with respect to this Agreement, may be brought in any court of competent jurisdiction in the Commonwealth of Massachusetts, irrespective of where such party may be located at the time of such proceeding, and by execution and delivery of this Agreement, each of the parties hereto hereby consents to the jurisdiction of any such court and waives any defense or opposition to such jurisdiction.

               (l) WAIVER OF JURY TRIAL, PUNITIVE DAMAGES, ETC. EACH PARTY HEREBY (a) KNOWINGLY, VOLUNTARILY, INTENTIONALLY, AND IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR DIRECTLY OR INDIRECTLY
AT ANY TIME ARISING OUT OF, UNDER OR IN CONNECTION WITH THE LOAN DOCUMENTS
OR ANY TRANSACTION CONTEMPLATED THEREBY OR ASSOCIATED THEREWITH, BEFORE OR AFTER MATURITY OF THE LOANS; (b) IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT
NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES; (c) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR AGENT OR COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS; AND (d) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION.

               (m) Agent for Servicefor Service. Borrowers hereby appoint CT Corporation as their agent to receive on their behalf service of process in connection with this Agreement in the Commonwealth of Massachusetts and shall pay any and all fees required by CT Corporation to act in such capacity.

          IN WITNESS WHEREOF, the undersigned have executed this Agreement under seal as of the date first set forth above.


                         FORELAND CORPORATION


                         By  /s/ N. Thomas Steele
                           N. Thomas Steele
                           President


                         EAGLE SPRINGS PRODUCTION LIMITED-LIABILITY
                         COMPANY


                         By  /s/ N. Thomas Steele
                           N. Thomas Steele
                           Manager


                         ENERGY INCOME FUND, L.P.

                         By:  EIF General Partner, L.L.C.,
                                 its General Partner

                              By  /s/ Robert D. Gershen
                                Robert D. Gershen
                                 A Managing Director


EXHIBITS


Exhibit A      Description of Existing Properties

Exhibit B      Description of New Properties

Exhibit C      Description of Permitted Liens

Exhibit D      Form of Escrow Agreement

Exhibit E      Form of Refinancing Note

Exhibit F      Form of Development Note

Exhibit G      Form of Acquisition Note

Exhibit H      Form of letter in lieu of transfer order

Exhibit I      Form of opinion of Borrower's counsel

Exhibit J      Form of Officer's Certificate and Financial Covenants
               Calculations

Exhibit K      Form of Warrant

Exhibit L      Form of Request for Escrow Disbursement


SCHEDULES

Schedule 5.4        Description of litigation

Schedule 5.6        Description of consents, approvals, etc. required by law

Schedule 5.8(b) Description of defects and encumbrances to Borrower's title to the Collateral

Schedule 5.10       Description of Employee Benefit Plans

Schedule 5.11(a)    Description of Past Environmental Liabilities

Schedule 5.21 Description of Hydrocarbon contracts, balancing rights, and balancing duties to which the Collateral is subject

Schedule 5.22 Description of Indebtedness to Shareholders, Members, Officers, Directors, Managers or Affiliates

Schedule 5.23       Description of capital structure of Borrower